Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

CENTERPOINT JAMES FIELDING, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THIS LIMITED LIABILITY COMPANY AGREEMENT of CenterPoint James Fielding, LLC (the “Company”), dated and effective as April 6, 2005, is adopted, executed and entered into by and between CenterPoint Properties Trust, a Maryland real estate investment trust (“CenterPoint”), and JF US Industrial Property Trust, a Maryland real estate investment trust (“JF US” and, together with CenterPoint, the “Members”).

R E C I T A L S:

A.                                   The Members desire to form a joint venture for the purpose of acquiring, owning, operating, leasing, financing and selling Company Property, as further described in this Agreement.

B.                                     On March 29, 2005 (the “Formation Date”), the Company was formed pursuant to the Delaware Limited Liability Company Act, Delaware Code, Title 6, Chapter 18 (as from time to time amended and including any successor statute of similar import, the “Act”) by the filing of the Certificate with the Secretary of State of the State of Delaware in accordance with the Act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated, Title 6, Chapter 18, Sections 18-101 et seq., and any successor statute, as amended from time to time.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Annual Operating Budget” has the meaning set forth in Section 6.8.

“Approved” or “Approval” means, with respect to any matter considered or to be considered by the Board, the affirmative vote of a Majority of the members of the Board.

“Assignee” has the meaning set forth in Section 9.4.

“Board” has the meaning set forth in Section 6.1.

“Book Value” means, with respect to any Company Property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g) (provided that, in the case of permitted adjustments, the Company chooses to make such adjustments); provided, that the Book Value of any asset contributed to the Company shall be equal to the Fair Market Value of the contributed asset on the date of contribution.

“Business Day” means any day, other than Saturday, Sunday or a day banks are authorized or required to be closed in Chicago, Illinois.

“Buy-Sell Procedure” means the procedure set forth in Section 10.8.

“Capital Account” has the meaning set forth in Section 4.1.

“Capital Call” has the meaning set forth in Section 3.4.

“Capital Contribution” means, with respect to any Member, the contributions made by or on behalf of such Member to the Company pursuant to Article III, which contributions shall be noted opposite such Member’s name on Schedule 3.2, as the same may be amended from time to time, in each case net of any liabilities assumed by the Company from such Member in connection with such contribution and net of any liabilities to which assets contributed by such Member in respect thereof are subject.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware.

“CenterPoint” has the meaning set forth in the Preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time, in effect as of the date hereof.  The Board may, in its sole discretion, treat any amendment to the Code as having been in effect as of the date hereof, provided that such amendment does not result in a material change in the rights or obligations of any Member under this Agreement.

“Company” means the Delaware limited liability company formed pursuant to the Certificate and this Agreement, as such limited liability company may be constituted from time to time, and including its successors.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Company Property” means Real Estate used primarily for industrial and ancillary purposes acquired or to be acquired by the Company from CenterPoint or an Affiliate thereof pursuant to the Purchase Agreement or the Right of First Offer Agreement or, upon the acquisition thereof, owned by the Company.

“Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any of its Affiliates or subsidiaries in connection with their respective businesses, including but not limited to (i) financial information and projections, (ii) business strategies, (iii) products or services, (iv) fees, costs and pricing structures, (v) designs, (vi) analysis, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) data bases,

(xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) copyrightable works, (xv) all technology and trade secrets and (xvi) all similar and related information in whatever form.

“Credit Facility” means that certain secured mortgage financing facility (including any related swap agreement) to be entered into by and between the Company, or an affiliate thereof, and JP Morgan Chase Bank, N.A., or an affiliate thereof, substantially in the form of the Financing Proposal attached hereto as Exhibit 1.

“Default” means a breach of any material obligation, duty or requirement of performance of a Member under this Agreement (other than any breach of the terms and provisions of this Agreement caused by an act or failure to act by such Member with respect to which such Member can establish that (i) such act or failure to act was undertaken with due regard for the terms and provisions of this Agreement, and (ii) in the reasonable good faith judgment of such Member, such act or failure to act was not a violation of the terms and provisions of this Agreement), but not including a Member Default.

“Defaulting Member” means a Member who is in Default (not including a Member Default) under this Agreement and has not cured such Default within a reasonable period of time.

“Distributable Cash” means, with respect to any period of time, the sum of Net Operating Cash Flow and Net Capital Proceeds received by the Company during such period of time.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Membership Interests, (b) any recapitalization or exchange of securities of the Company, (c) any subdivision or any combination of any outstanding Membership Interests, (d) any reasonable fees or remuneration paid to any Member in such Member’s capacity as an Officer, consultant or other provider of services to the Company, or (e) any fees paid to a Member pursuant to the Management Agreement.

“Dollar” means a dollar in United States currency, and the symbol “$” shall similarly designate dollars in United States currency.

“Economic Interest” means a Member’s share of the Company’s Profits, Losses and Distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

“ERISA” has the meaning set forth in Section 3.2(C).

“Escrow Agent” means Chicago Title Insurance Company, a Missouri corporation, or any other title insurance company acceptable to the Members.

“Fair Market Value” means the fair market value of the asset in question, as determined in the good faith judgment of the Board as (A) in the case of any Company Property, the amount for which such Property would be sold free of debt in an orderly arms’ length transaction, less the amount of liabilities (including a proportionate share of any liabilities of the Company secured by more than one Property or unsecured debt of the Company) to which such Property is subject and the reasonably estimated transaction costs of such a disposition, and (B) in the case of multiple Company Properties or all

Company Properties, the sum of the amounts for which each such Property would be sold free of debt in an orderly arms’ length transaction, less the amount of liabilities (including a proportionate share of any liabilities of the Company secured by more than one Property or unsecured debt of the Company) to which such Properties are subject and the reasonably estimated transaction costs of such a disposition, and (C) in the case of a Membership Interest, the amount which would be distributable to the Members if the assets of the Company were sold at the values determined in (B), and such proceeds were then distributed in accordance with Section 5.2; provided, however, that in all cases transaction costs shall be taken into account only if and to the extent actual transaction costs are incurred in connection with the transaction giving rise to the necessity to determine Fair Market Value.  In making its good faith determination, the Board shall give due regard to the value implied by any transaction giving rise to the need for a determination of Fair Market Value and, in the case of the valuation of a Membership Interest, shall not take into account any discount for minority interest or lack of marketability.

“Fiscal Year” means the fiscal year of the Company, which shall be the period beginning on July 1st of a given year and ending on June 30th of the next year (or part thereof, in the case of the Company’s first or last Fiscal Year).  Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“Flow Through Entity” has the meaning set forth in Section 3.2.

“Formation Date” means the date the Certificate was filed with the Secretary of State of the State of Delaware.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect in the United States, in the determination of the Company’s auditor.

“Gross Revenues” means, with respect to a Company Property, the total income produced by such Company Property.

“Indebtedness” means all indebtedness for borrowed money (including purchase money obligations), all indebtedness under revolving credit arrangements, all capitalized lease obligations and all guarantees of any of the foregoing.

“Indemnifying Member” has the meaning set forth in Section 11.3.

“Industrial Property” means Real Estate used primarily for industrial and ancillary purposes, including, without limitation, for warehouse, distribution, transportation, manufacturing and assembly functions.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests, limited liability company interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Investment Company Act” means the Investment Company Act of 1940, 15 U.S.C. Sections 80a-1 through 80a-52, as amended from time to time.

“James Fielding” means James Fielding Funds Management Limited, an Australian company.

“JFFM” means JFFM US Real Estate, Inc., a Delaware corporation.

“JF US” has the meaning set forth in the Preamble to this Agreement.

“JF US Inc.” means JF US Industrial Property Trust, Inc., a Delaware corporation.

“JF US Industrial” means JF US Industrial Trust, an Australian listed property trust.

“JF US Change of Control” means a direct or indirect change of control, which shall be deemed to occur if any Person (either alone or together with its Affiliates) becomes the beneficial owner of or controls greater than twenty percent (20%) of the voting securities of JF US Industrial, or of Mirvac, or any circumstance by which James Fielding is removed as the responsible entity or manager of JF US Industrial Trust, or upon the first public announcement of a proposed transaction that, if consummated, would result in James Fielding ceasing to be or being removed as the responsible entity or manager of JF US Industrial.

“JF US Territory” means the Chicago Consolidated Metropolitan Statistical Area (CMSA) which comprises the Chicago Primary Metropolitan Statistical Area (PMSA) (each statistical areas compiled by the United States Office of Management and Budget of the Executive Office of the President) consisting of nine counties in northeastern Illinois (Cook, DuPage, Kane, Lake, McHenry, Will, Grundy, Kendall and De Kalb) plus two additional counties (Lake county in northwestern Indiana and Kenosha county in southeastern Wisconsin).

“Leasing Guidelines” has the meaning set forth in Section 6.8.

“Losses” means items of Company loss and deduction determined according to Section 4.2.

“Majority” means, with respect to the Board, a majority of the members of the Board designated by Members (other than Members who, at the time in question, have committed an uncured Member Default); provided, however, that

(A)                              for so long as JF US is not a Member who has committed an uncured Member Default:

(i)                                     the vote of at least two (2) members of the Board designated by JF US shall be required to constitute a Majority; and

(ii)                                  for purposes of Approval over matters described in Section 6.3(B)(i), (ii), (iii), (v), (vi), (vii), (xiii), (xxi) and (xxvii), any one of the members of the Board designated by JF US shall have the right to cast an additional deciding vote in the event of a tie;

(B)                                such right shall not be exercised in a manner that will cause or result in a dissolution of the Company pursuant to Article X hereof;

(C)                                JF US’s right to cast an additional deciding vote in the case of a matter described in:

(i)                                     Section 6.3(B)(ii), to the extent such subsection concerns the purchase or acquisition of Industrial Property, shall be limited for avoidance of doubt to Property which the Company may acquire pursuant to the Purchase Agreement or the Right of First Offer Agreement, and any other acquisition of Industrial Property by the Company shall require Approval of the Board without JF US having a right to cast an additional vote;

(ii)                                  Section 6.3(B)(vii) shall be only with respect to the Credit Facility,

(iii)                               Section 6.3(B)(xiii) shall not be interpreted to imply that JF US has any right to pledge, or otherwise permit the pledging of, its Membership Interest in the Company,

(iv)                              Section 6.3(B)(xxi) shall not be interpreted to imply that JF US has any right to (a) affect the non-recourse provisions of the Credit Facility, (b) cause CenterPoint to have any liability under the Credit Facility or (c) make or permit any changes to the release provisions thereunder;

(v)                                 Section 6.3(B)(xxvii) shall not be interpreted to imply that CenterPoint may be terminated as the manager under the Management Agreement by reason of such subsection (xxvii); and

(D)                               provided, further, JF US’s right to cast an additional deciding vote in the case of any matter shall be suspended during any period in which JF US has committed an uncured Member Default and during any period in which the sale procedures described in Sections 9.12, 9.13 or 10.2 are being undertaken.

“Management Agreement” means a Management Agreement (or where the context so requires, Management Agreements) to be executed as of the Tranche I Closing Date (as defined in Section 3.6) or thereafter, as the case may be, between the Company or a wholly-owned Subsidiary of the Company, on the one hand, and CenterPoint, on the other hand, in the form attached hereto as Exhibit 2, pursuant to which CenterPoint shall manage the Company Property.

“Master Lease Agreement” means each Master Lease Agreement (or where the context so requires, all outstanding Master Lease Agreements), dated as of the date each Company Property having vacancy is acquired by the Company, between the Company and CenterPoint, in the form attached hereto as Exhibit 3, pursuant to which CenterPoint shall lease vacant portions of the Company Property.

“Material Lease” means a lease of all or a portion of a Company Property for which: (i) the net present value of all rental payments under such lease exceeds $500,000, or (ii) the premises demised thereby exceeds 50,000 square feet in size.

“Member” means each Person identified on Schedule 3.2 hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act.  The Members shall constitute the “members” (as that term is defined in the Act) of the Company.  Except as expressly provided herein, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Commitment” means, with respect to each Member, the amount that is set forth opposite such Member’s name on Schedule 3.2 attached hereto which represents the amount of the aggregate capital to be contributed by such Member to the Company to fund the acquisition of Company Property pursuant to the Purchase Agreement (subject to adjustment, in proportion to the Sharing Percentages of the Members, to the extent that the purchase price in the Purchase Agreement is adjusted)

and to fund acquisition costs, transaction expenses, organizational and similar expenditures or any other expenses for which such Capital Contributions may properly be used, as contemplated by Section 3.4.

“Member Default” has the meaning set forth in Section 3.6(B).

“Membership Interest” means a Member’s interest in the Company, including the Member’s right to share in Distributions, Profits and Losses of the Company in accordance with the Member’s Sharing Percentage (or as otherwise provided herein), and further including the Member’s right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to, or otherwise participate in, any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.

“Mirvac” means Mirvac Limited (ABN 92 003 280 699) and Mirvac Property Trust (ABN 29 769 181 534), a stapled security listed on the Australian Stock Exchange.

“Net Capital Proceeds” means, with respect to any Company Property, the gross proceeds, if any, realized by the Company from the sale, financing, refinancing or other disposition of such Company Property or any interest therein, net of the actual costs and expenses incurred by the Company in connection with the transaction giving rise to such proceeds, including repayment of any indebtedness secured by such Company Property.

“Net Operating Cash Flow” means, for any period, (i) all cash revenues, interest, rents and other payments received by the Company during such period (excluding Capital Contributions and Net Capital Proceeds) less (ii) all debt service payments and cash expenses paid by the Company during such period, including any fees paid under the Management Agreement, and all additions to reserves contemplated in one or more approved Annual Operating Budgets.

“Non-Defaulting Member” means a Member who is not in Default during such period of time when another Member is in Default.

“Offer Period” shall have the meaning set forth in Section 6.10.

“Offered Property” shall have the meaning set forth in Section 6.10.

“Officer” means each Person designated as an officer of the Company pursuant to Article VI for so long as such Person remains an officer pursuant to the provisions of Article VI.

“Performance Return” means the amount, if any, distributable as described in Section 5.2(B) of this Agreement for any Fiscal Year.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Plan Asset Regulations” has the meaning set forth in Section 3.2(C).

“Proceeding” has the meaning set forth in Section 7.4.

“Profits” means items of Company income and gain determined according to Section 4.2.

“Property” or “Properties” means Company Property.

“Purchase Agreement” means that certain Sale Agreement, or collectively those certain Sale Agreements, between CenterPoint or certain of its Affiliates, as the case may be, on the one hand, and the Company, on the other hand, dated of even date herewith, in the form attached hereto as Exhibit 4, pursuant to which the Company has agreed to purchase, and CenterPoint or certain of its Affiliates has agreed to sell, certain Industrial Property located primarily in the JF US Territory.

“Qualifying Bank” means a bank or trust company that is (i) organized as a banking association or corporation under the laws of the United States or any State thereof, or in the District of Columbia, (ii) subject to supervision or examination by federal, state or District of Columbia banking authorities, (iii) with capital and surplus of not less than $250,000,000, and (iv) the debt securities of which are rated at least “A” by Moody’s Investors Services, Inc. or “A2” by Standard & Poor’s Ratings Group.

“Real Estate” means a parcel or parcels of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“REIT” means a U.S. corporate or trust entity which satisfies the qualifications for taxation as a real estate investment trust for U.S. federal income tax purpose under Sections 856-859 of the Code and Treasury Regulations promulgated thereunder.

“Right of First Offer Agreement” means that certain Right of First Offer Agreement dated as of the date hereof, between the Company and CenterPoint, in the form attached hereto as Exhibit 5.

“Sales Event” has the meaning set forth in Section 9.11.

“Sale Notice” shall have the meaning set forth in Section 6.10.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sharing Percentage” means, with respect to each Member, as of any date, the fraction, expressed as a percentage, the numerator of which is the aggregate Capital Contributions made by such Member and the denominator of which is the aggregate Capital Contributions made by all of the Members.

“Short Term Investments” means U.S. Dollar denominated, readily available instruments consisting of one or more of:

(A)                              interest bearing transaction accounts in a Qualifying Bank (including, without limitation, money market accounts);

(B)                                time deposits, or certificates of deposit, in a Qualifying Bank, in each case having a maturity of one year or less;

(C)                                securities that, at the date of investment, are direct obligations of, or obligations fully guaranteed or insured by, the United States or any agency or instrumentality of the United States having a maturity of not more than one year from the date of purchase;

(D)                               such other short-term, liquid investments having a maturity of three months or less rated at least “A” by Moody’s Investor’s Services, Inc. or “A2” by Standard & Poor’s Ratings Group; and

(E)                                 money market mutual funds with assets of at least $500,000,000, substantially all of which assets consist of obligations of the type included in clauses (A) through (D) above.

“Similar Business Arrangement” means any agreement, arrangement or understanding between CenterPoint and any Person other than JF US or an Affiliate of JF US which is comparable to the agreement, arrangement or understanding set forth hereunder, whereby CenterPoint agrees or intends to sell or manage Industrial Property; provided, however, any Property first offered to the Company and not acquired by the Company pursuant to the terms of the Right of First Offer Agreement shall not be considered for the purpose of determining Similar Business Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof or the power to elect a majority of the members or the governing body thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or managing member of such limited liability company, partnership, association or other business entity.

“Tax Matters Partner” has the meaning set forth in Section 8.2.

“Taxable Year” means the Company’s taxable year ending on the last day of each calendar year (or part thereof, in the case of the Company’s last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board.

“Termination Date” means the date which is the third year anniversary of the date on which the Company last acquires a Property under the Purchase Agreement.

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition of a Membership Interest, Economic Interest or Company Property.

“Transferred Interest” means the portion of a Membership Interest which a Transferring Member elects to transfer pursuant to Article IX.

“Transferring Member” means a Member that elects to transfer all or any portion of its Membership Interest pursuant to Article IX.

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.  The Board may, in its sole discretion, treat any amendment to such Treasury Regulations as having been in effect as of the date hereof, provided that such amendment does not result in a material change in the rights or obligations of any Member under this Agreement.

“Valuation Procedure” means the procedure to be followed to resolve any dispute between the Members with respect to the Fair Market Value of any Property of the Company or of any Membership Interest in the Company.  The Valuation Procedure is set forth is Section 10.8.

“Wildman” has the meaning set forth in Section 11.24.

Section 1.2                                      Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter, and the singular number includes the plural number and vice versa.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.  References to Exhibits are to the Exhibits attached hereto, but such Exhibits are not incorporated in their entirety in this Agreement.

Section 1.3                                      Including.  Reference in this Agreement to “including,” “includes” and “include” shall be deemed to be followed by “without limitation.”

ARTICLE II

ORGANIZATION

Section 2.1                                      Formation.  The Company has been organized as a Delaware limited liability company on the Formation Date by the execution and filing of the Certificate under and pursuant to the Act and shall be continued in accordance with the terms of this Agreement.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of the Members are different by any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2                                      Company Name.  The name of the Company shall be “CenterPoint James Fielding, LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Board may select from time to time.  Notification of any change in the name of the Company shall be given to all Members.  The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

Section 2.3                                      Certificate of Formation, Etc.  The Certificate was filed with the Secretary of State of the State of Delaware on the Formation Date.  The Members hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

Section 2.4                                      Term of the Company.  The term of the Company commenced on the Formation Date and shall continue until the termination and dissolution of the Company as determined under Section 10.1 of this Agreement.  During the six (6) month period which ends on the Termination Date (if this Agreement has not otherwise been terminated), the Members intend to enter into negotiations for an extension of this Agreement upon terms and conditions mutually acceptable to both Members; provided that, no Member shall be required to enter into or permit any extension of the term of this Agreement, and the failure to extend the term of this Agreement shall not be deemed to be a Default by any Member.

Section 2.5                                      Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.  The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.  The Company may have such other offices as the Board may designate from time to time.

Section 2.6                                      Purposes.  The nature of the business or purposes to be conducted or promoted by the Company is solely to acquire, own, operate, lease, finance and sell Company Property.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.  The Company shall manage its affairs in a manner such that the assets and income of the Company will satisfy the asset and income tests for REIT qualification under the Code to enable the Members to maintain their status as qualified REITs for United States federal income tax purposes.

Section 2.7                                      Powers of the Company.  Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.6, including, without limitation, the power either directly or through one or more Subsidiaries or Affiliates:

(A)                              to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state or district of the United States;

(B)                                to acquire by purchase, lease, contribution of property or otherwise, rehabilitate, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(C)                                to enter into, perform and carry out contracts of any kind, including contracts with any Member or any Affiliate thereof or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company, including agreements for the management of the affairs of the Company;

(D)                               to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and to perform the duties created thereby) or individuals or direct or indirect obligations of the United States or any State, governmental district or municipality or of any instrumentality of any of them;

(E)                                 to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(F)                                 to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(G)                                to appoint agents of the Company and define their duties and fix their compensation;

(H)                               to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(I)                                    to cease its activities and cancel its Certificate;

(J)                                   to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(K)                               to borrow money and issue evidences of indebtedness and guaranty indebtedness and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(L)                                 to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(M)                            to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

Section 2.8                                      Board Authority.  Subject to the provisions of this Agreement, (i) the Company may, upon the direction of the Board, enter into and perform under any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member, and (ii) the Board may authorize any Person (including any Member or Officer) to enter into and perform any and all documents, agreements and instruments on behalf of the Company.  Each Person so authorized by the Board, whether pursuant to this Agreement or subsequent action of the Board, shall be deemed a “manager” for purposes of the Act.

Section 2.9                                      Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Board or any Officer, each Member shall execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.10                                No State-Law Partnership.  The Members intend that the Company shall not be a partnership (including a general or limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than federal and, if applicable, state tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member shall be construed to suggest otherwise.  The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERSHIP AND CAPITAL CONTRIBUTIONS

Section 3.1                                      Membership Interests.  There shall be one class of Membership Interest, and the rights and obligations of the Members shall be as provided in this Agreement and, to the extent not provided in this Agreement, the Act.  The Board may in its discretion cause the Company to issue certificates to the Members representing the Membership Interests held by such Member.

Section 3.2                                      Members.

(A)                              Names, etc.  The names, residence, business or mailing addresses, Member Commitments and Capital Contributions of each Member are set forth on Schedule 3.2.  Any reference in this Agreement to Schedule 3.2 shall be deemed to be a reference to Schedule 3.2 as amended and in effect from time to time in accordance with the terms of this Agreement.  Each Person listed on Schedule 3.2 shall, upon his, her or its execution of this Agreement or counterpart thereto, be admitted to the Company as a Member of the Company.

(B)                                Loans by Members.  No Member, as such, shall be required to lend any funds to the Company or to make any contribution of capital to the Company, except as otherwise required by applicable law, this Agreement or any other written agreement between such Member and the Company explicitly requiring the making of loans or capital contributions.  Any Member may, with the Approval of the Board, make additional Capital Contributions or loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.  Such loans shall be on commercially reasonable terms agreed to by the Board.

(C)                                Representations and Warranties of Members.  Each Member hereby represents and warrants to the Company and acknowledges that:

(i)                                     such Member has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto;

(ii)                                  such Member has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the Company and has had answered to its satisfaction any and all questions regarding such information;

(iii)                               such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(iv)                              such Member is acquiring Membership Interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof;

(v)                                 the Membership Interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with;

(vi)                              the execution, delivery and performance of this Agreement have been duly authorized by such Member, do not and are not expected to require such Member to obtain any consent or approval that has not been obtained, and do not and are not expected to contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound, and the Person executing this Agreement on behalf of such Member has been duly authorized to do so;

(vii)                           the determination of such Member to invest in the Company has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries which may have been made or given by any other Member or by any Affiliate or agent of any other Member;

(viii)                        this Agreement is valid, binding and enforceable against such Member in accordance with its terms;

(ix)                                if a Member is a partnership, limited liability company or other entity classified as a partnership for federal income tax purposes, or a grantor trust (within the meaning of Sections 671-679 of the Code) or an S corporation (within the meaning of Section 1361 of the Code) (each, a “Flow Through Entity”), that either: (a) no Person will own, directly or indirectly through one or more flow-through entities, an interest in such Member where more than seventy percent (70%) of the value of the Person’s interest in such Member is attributable to such Member’s investment in the Company; or (b) if one or more Persons will own, directly or indirectly through one or more Flow Through Entities, an interest in such Member where more than seventy percent (70%) of the value of the Person’s interest in such Member is attributable to the Member’s investment in the Company, neither the Member nor any such Person has or will have any intent or purpose of having such Person invest in the Company indirectly through a Member in order to enable the Company to satisfy the 100-Member limitation in Treas. Reg. Section 1.7704-1(h) (the private placement safe harbor from publicly traded status);

(x)                                   unless such Member has notified the Board to the contrary, that such Member is a United States Person within the meaning of Section 7701 of the Code (i.e., is not any of the following (as defined in the Code): a nonresident alien individual, foreign partnership, foreign corporation, foreign estate, foreign trust, other foreign entity or organization, or grantor trust having a foreign person as an owner), shall notify the Company within sixty (60) days of the date such Member ceases to be a United States Person and may be asked to recertify its non-foreign status at periodic intervals (and that this information may be disclosed to the Internal Revenue Service);

(xi)                                if such Member will beneficially own ten percent (10%) or more of the Membership Interests in the Company, the Member is not an “investment company” as defined in the Investment Company Act nor is the Member itself relying on Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as an exemption from classification as an “investment company”; and

(xii)                             such Member is not holding and, for the term of the Company, will not hold “plan assets,” as that term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules and regulations promulgated thereunder, including, without limitation, the Department of Labor Regulations Section 2510.3-101 (the “Plan Asset Regulations”), and, consequently, the administration and management of the Company and the investment of the Company’s assets are not, and will not be, subject to the fiduciary duty requirements of ERISA.

(D)                               Representations and Warranties of JF US.  JF US hereby represents and warrants to the Company and acknowledges that:

(i)                                     JF US is owned (except for 100-plus REIT qualifying shares) by JF US Inc., which in turn is owned (except for 100-plus REIT qualifying shares) by JF US Industrial;

(ii)                                  JF US Industrial is managed by James Fielding, which is a wholly-owned Subsidiary of Mirvac; and

(iii)                               JFFM is a wholly-owned Subsidiary of James Fielding.

(E)                                 Legal Opinions.  Contemporaneously with the execution of this Agreement and as a condition of such execution, each Member shall provide to the Company and to the other Member an opinion of its independent legal counsel in the form attached hereto as Exhibit 6.

Section 3.3                                      No Liability of Members.

(A)                              No Liability.  Except as otherwise provided by applicable law, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.  Each Member shall be liable only to make such Member’s Capital Contributions to the Company pursuant to its Member Commitment as required in this Agreement and any such other payments to the extent expressly required by this Agreement.

(B)                                Distributions.  In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member.  It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act.  The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

Section 3.4                                      Capital Contributions to Fund Obligations under Purchase Agreement.

(A)                              Pursuant to the Purchase Agreement, the Company has agreed to purchase, and CenterPoint and certain of its Affiliates have agreed to sell, certain Industrial Property located primarily in the JF US Territory, in four tranches as more particularly set forth in the Purchase Agreement.  The Member Commitment of each Member shall be its pro rata share, determined in proportion to its Sharing Percentage, of the purchase price of the Property to be acquired pursuant to the Purchase Agreement (subject to adjustment, in proportion to the Sharing Percentages of the Members, to the extent that the purchase price in the Purchase Agreement is adjusted) and to fund all applicable acquisition costs, transaction expenses, organizational and similar expenditures or any other expenses for which such Capital Contributions may properly be used, as set forth on Schedule 3.2.  Each Member, by execution of this Agreement, agrees to make Capital Contributions up to the amount of its Member Commitment in accordance with the terms of this Agreement.  Notwithstanding anything in this Agreement to the contrary, all fees and expenses (other than interest expense) incurred in connection with the Credit Facility (or any other Indebtedness) shall be borne directly by JF US, which shall pay all such amounts directly to the lender(s) thereunder without reimbursement from the Company and without credit for a Capital Contribution to the Company for such amounts.

(B)                                The Company, upon Approval of the Board, shall call Capital Contributions from the Members (each a “Capital Call”) to fund the Member Commitments as necessary to fund the Company’s obligations under the Purchase Agreement and related acquisition costs.  With respect to each such Capital Call, the Members shall make Capital Contributions in cash to the Company equal to the aggregate amount of such Capital Call, pro rated based upon their relative Member Commitments.  All Capital Calls shall be paid in Dollars within five (5) Business Days following receipt of written notice therefor.  Any and all amounts that are called by the Board and that are not immediately applied for the purpose called shall be (i) returned to the funding Members or (ii) invested by the Board in the name of the Company in Short Term Investments until such time as they are applied for the purpose called.

Section 3.5                                      Additional Capital Contributions.

(A)                              Pursuant to the Right of First Offer Agreement, the Company has the right to purchase from CenterPoint and certain of its Affiliates Industrial Property located primarily in the JF US Territory, upon the terms and conditions set forth in the Right of First Offer Agreement.  During the three year term of this Agreement, (i) CenterPoint shall contribute as Capital Contributions five percent (5%) of the purchase price of such Company Property (including acquisition costs and net of liabilities) which may be purchased by the Company, and CenterPoint shall maintain its Sharing Percentage at five percent (5%) by reason of such Capital Contribution, and (ii) JF US shall contribute as Capital Contributions ninety-five percent (95%) of the purchase price of such Company Property (including acquisition costs and net of liabilities) which may be purchased by the Company, and JF US shall maintain its Sharing Percentage at ninety-five percent (95%) by reason of such Capital Contributions.

(B)                                The Company, upon Approval of the Board to acquire any Company Property under the Right of First Offer Agreement, shall make Capital Calls to fund the Company’s obligations under the Right of First Offer Agreement and related acquisition costs.  All Capital Calls shall be paid in Dollars within five (5) Business Days following receipt of written notice therefor.  Any and all amounts that are called by the Board and that are not immediately applied for the purpose called shall be (i) returned to the funding Members or (ii) invested by the Board in the name of the Company in Short Term Investments until such time as they are applied for the purpose called.

Section 3.6                                      Security for Member Defaults with Respect to the Purchase Agreement.  As described herein, the Company concurrently herewith has entered into the Purchase Agreement, consisting of multiple contracts with CenterPoint and certain of its Affiliates, providing in general for the acquisition by the Company of Property from CenterPoint and certain of its Affiliates on four (4) dates in May, July and October 2005 and February 2006.  The four (4) groups of Property to be purchased on such four (4) dates are referred to herein as “Tranches”, and “Tranche I”, “Tranche II”, “Tranche III” and “Tranche IV” shall refer, in chronological order, to each of the four (4) groups of Property to be acquired by the Company in May, July and October 2005 and February 2006, and which dates shall be referred to herein as the “Tranche I Closing Date”, “Tranche II Closing Date”, “Tranche III Closing Date” and “Tranche IV Closing Date”, respectively.  The parties to the Purchase Agreement have provided security for the performance of their obligations to purchase and sell the Property to be sold in Tranche I.  This Section 3.6 provides for the provision of security for the performance of the obligations of the Company and CenterPoint or any of its Affiliates, as applicable, with respect to Tranche II, Tranche III and Tranche IV.  This Section 3.6 shall have no application, force or effect with respect to any failure of performance with respect to Tranche I, nor shall this Section 3.6 have any application, force or effect in the event that Tranche I is not consummated.

(A)                              On the date of the closing of Tranche I (or on the earliest date of closing of any Tranche I Properties, in the event at least one (1) Tranche I Property is to be acquired on a later date as a result of a Substitution Event (as defined in the Purchase Agreement)), or at such other time as may be agreed to by the parties:

(i)                                     JF US or an Affiliate thereof shall provide security to CenterPoint and its Affiliates for the Company’s performance of Tranche II, Tranche III and Tranche IV, in the form of an irrevocable and unconditional standby letter of credit in the amount of $15 million in favor of CenterPoint provided by a Qualifying Bank selected by JF US and reasonably acceptable to CenterPoint which shall be held in escrow by the Escrow Agent pursuant to an escrow agreement to be entered into by and among CenterPoint, JF US and the Escrow Agent, and in form and content reasonably acceptable to CenterPoint, to secure the Company’s performance with respect to Tranche II, Tranche III and Tranche IV.  CenterPoint shall have the right to direct the Escrow Agent to draw down on such letter of credit pursuant to the terms of such escrow agreement, in order to satisfy in whole or in part the obligations of the Company to CenterPoint described in Section 3.6(C), in the event of a Member Default by JF US with respect to its obligations in connection with Tranche II, Tranche III and Tranche IV.  The charges of the Qualifying Bank for issuing the letter of credit described in this Section 3.6(A) shall be borne directly by CenterPoint, which shall pay such costs directly to the Qualifying Bank without reimbursement from the Company and without credit for a Capital Contribution to the Company with respect to such costs.

(ii)                                  CenterPoint shall provide security to the Company and its Affiliates for CenterPoint’s performance of Tranche II, Tranche III and Tranche IV, in the form of an irrevocable and unconditional standby letter of credit in the amount of $3 million in favor of the Company provided by a Qualifying Bank selected by CenterPoint and reasonably acceptable to JF US which shall be held in escrow by the Escrow Agent pursuant to an escrow agreement to be entered into by and among CenterPoint, JF US and the Escrow Agent, and in form and content reasonably acceptable to JF US, to secure CenterPoint’s performance with respect to Tranche II, Tranche III and Tranche IV.  JF US shall have the right to direct the Escrow Agent to draw down on such letter of credit pursuant to the terms of such escrow agreement, in order to satisfy in whole or in part the obligations of the CenterPoint to the Company described in Section 3.6(D), in the event of a Member Default by CenterPoint with respect to its obligations in connection with Tranche II, Tranche III and Tranche IV.  The charges of the Qualifying Bank for issuing the letter of credit described in this Section 3.6(A) shall be borne directly by CenterPoint, who shall pay such costs directly to the Qualifying Bank without reimbursement from the Company and without credit for a Capital Contribution to the Company with respect to such costs.

(B)                                For purposes of this Agreement, a “Member Default” shall mean only a default by a Member, attributable solely to the act or omission of such Member, resulting in the

Company not acquiring the Property scheduled to be acquired from CenterPoint or its Affiliates at Tranche I Closing, Tranche II Closing, Tranche III Closing or Tranche IV Closing, and (i) in the case of JF US, shall include only a willful and intentional default in the making of Capital Contributions required to fund the purchase of Properties in Tranche I, Tranche II, Tranche III or Tranche IV as provided hereunder or a failure to comply with Section 3.8; and (ii) in the case of CenterPoint, shall include only a willful and intentional default prohibiting the sale of any Property in Tranche I, Tranche II, Tranche III or Tranche IV to the Company as contemplated by the Purchase Agreement or a failure to comply with Section 3.8.

(C)                                In the event of a Member Default by JF US which is not cured as described in Section 3.6(E) and is not waived by CenterPoint, CenterPoint shall be entitled to a preferred interest which (i) shall entitle CenterPoint to a Distribution of $15 million from the first available Distributable Cash flow of the Company, prior to any other Distributions by the Company, and (ii) shall be considered to be satisfied and paid by CenterPoint’s draw down of $15 million from the letter of credit described in Section 3.6(A).  In addition, in the event of a Member Default by JF US which is not cured as described in Section 3.6(E), CenterPoint shall be entitled to require JF US to purchase CenterPoint’s Membership Interest, or cause the Company to redeem its Membership Interest, as provided in Section 9.12.  In the event that CenterPoint receives the Distribution of $15 million upon drawing down in the letter of credit upon a Member Default by JF US, CenterPoint shall not be further entitled to pursue legal remedies against JF US under the Purchase Agreement, except as otherwise expressly provided therein.

(D)                               In the event of a Member Default by CenterPoint which is not cured as described in Section 3.6(E) and is not waived by JF US, JF US shall be entitled to a payment of $3 million from CenterPoint, which shall be considered to be satisfied and paid by the Company’s draw down of $3 million from the letter of credit described in Section 3.6(A).  The payment of $3 million from CenterPoint upon a Member Default by CenterPoint shall not prevent the Company from pursuing legal remedies against CenterPoint under the Purchase Agreement, except as otherwise expressly provided therein.

(E)                                 In the event of a Member Default by either CenterPoint or JF US, as the case may be, such Member shall be permitted to cure the Member Default, consistent with any applicable cure, notice and grace periods under the Credit Facility and/or the Purchase Agreement.

Section 3.7                                      Other Activities.  Subject to the other express provisions of this Agreement and any other agreements with the Company, including, without limitation, the Right of First Offer Agreement, the Management Agreement and any services agreements to which a Member or Affiliate of a Member may be a party, each Member, member of the Board or Officer of the Company, at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others (including business ventures in competition with the Company).  In this regard, JF US recognizes that CenterPoint and its Affiliates are in the business of acquiring, developing, owning, leasing, operating and selling real property and interests therein for profit and engaging in all activities related or incidental thereto.  Neither the Company nor JF US nor any Affiliate of JF US shall have any right by virtue of this Agreement or the Company relationship created hereby in or to any ventures or activities of CenterPoint and its Affiliates or to the income or proceeds derived therefrom or the pursuit of such other ventures or opportunities by CenterPoint and its Affiliates, even if competitive with the business of the Company, and the same are hereby consented to by JF US.  Similarly, CenterPoint recognizes that JF US and its Affiliates are in the business of acquiring, developing, owning, leasing, operating and selling real property and interests therein for profit and engaging in all activities related or incidental thereto.  Neither the Company nor CenterPoint nor any

Affiliate of CenterPoint shall have any right by virtue of this Agreement or the Company relationship created hereby in or to any ventures or activities of JF US and its Affiliates or to the income or proceeds derived therefrom or the pursuit of such other ventures or opportunities by JF US and its Affiliates, even if competitive with the business of the Company, and the same are hereby consented to by CenterPoint.  Except as provided in the Right of First Offer Agreement, CenterPoint and its Affiliates shall not be obligated to present to the Company any particular investment, development, leasing or other similar opportunity, and CenterPoint and its Affiliates shall have the right to take for its own account any such opportunity.  JF US and its Affiliates shall not be obligated to present to the Company any particular investment, development, leasing or other similar opportunity, and JF US and its Affiliates shall have the right to take for its own account any such opportunity.  Notwithstanding the foregoing, (i) for so long as CenterPoint (or an Affiliate thereof) is a Member, CenterPoint shall not enter into any Similar Business Arrangements with any other Australian listed or unlisted property trust, managed investment scheme or company; and (ii) until the earlier of the (a) termination and dissolution of the Company pursuant to Section 10.1 of this Agreement, (b) date on which CenterPoint is no longer a Member, or (c) provided that the Right of First Offer Agreement is in full force and effect, the date on which CenterPoint shall not have, during the prior twelve (12) month period, offered to the Company for purchase at least $200,000,000 of Company Property; none of JF US, JF US Inc., JF US Industrial, James Fielding, Mirvac or any Affiliate of such entities shall acquire, directly or indirectly, any Industrial Property in the JF US Territory without the written consent of CenterPoint, which consent may be withheld in its sole discretion.  Nothing in this Section 3.7 is intended to modify the rights and obligations of the parties under the Right of First Offer Agreement and the Management Agreement.

Section 3.8                                      Credit Facility.  Each Member shall take all acts and execute and deliver all documents as are reasonably required of such Member to comply with the terms of the Credit Facility, subject to applicable cure, notice and grace periods thereunder.  Without limiting the generality of the foregoing, the Members acknowledge that, pursuant to the terms of the Credit Facility, the Company may be required to form one or more special purpose entities to acquire and/or own Company Property and agree that, unless the terms of the Credit Facility provide or the Board directs otherwise, any such special purpose entity shall be a wholly-owned Delaware limited liability company.  Notwithstanding anything contained in this Agreement to the contrary, in the event that one or more special purpose entities are formed to acquire and/or own Company Property, all provisions, covenants, conditions and other matters which apply to the Company shall apply equally, to the extent applicable, to any such special purpose entity or entities formed pursuant to the terms of the Credit Facility, and such special purpose entity or entities shall be organized pursuant to organizational documents reasonably acceptable to the Board.  Furthermore, unless CenterPoint shall agree in its sole discretion to the contrary, JF US hereby agrees that it shall cause the Company to elect the Tranche II Funding Floating Rate Component and the Tranche III Funding Floating Rate Component (each, as defined in the Financing Proposal attached hereto as Exhibit 1) and the related release provisions contemplated under such Financing Proposal.

ARTICLE IV

CAPITAL ACCOUNTS

Section 4.1                                      Establishment and Determination of Capital Accounts.  A capital account (“Capital Account”) shall be established for each Member on the books of the Company.  Each Member’s Capital Account shall be:

(A)                              increased by any Capital Contributions made by such Member pursuant to the terms of this Agreement and such Member’s share of Profits, the amount of any Company liabilities that are assumed by such Member and any other items of income and gain allocated to such Member pursuant to Article V;

(B)                                decreased by such Member’s share of Losses, any distributions to such Member of cash or the Fair Market Value of any other Company property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member, the amount of any liabilities of such Member that are assumed by the Company (except to the extent such assumption was already taken into account in the determination of the amount of such Member’s Capital Contributions) and any other deduction allocated to such Member pursuant to Article V; and

(C)                                adjusted as otherwise required by the Code and the Treasury Regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

Section 4.2                                      Computation of Amounts.  For purposes of computing the amount of Profits or Losses of the Company to be allocated pursuant to this Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any item of income, gain, loss or deduction shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

(A)                              the computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes;

(B)                                if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property and the amount of such gain or loss shall be allocated according to Section 5.5 to the Members immediately prior to the event that causes the calculation of such gain or loss;

(C)                                items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(D)                               items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(E)                                 to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(F)                                 to the extent that the Company distributes any asset in kind to the Members, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the Fair Market Value (as determined by all the Members) of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject.

Section 4.3                                      Negative Capital Accounts.  No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account, whether upon liquidation or dissolution of the Company or otherwise.

Section 4.4                                      Company Capital.  No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (a) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article X hereof, or (b) to cause a partition of the Company’s assets.

Section 4.5                                      Adjustments to Book Value.  The Company shall adjust the Book Value of its assets to fair market value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as of the following times: (i) at the Board’s discretion in connection with the issuance of Membership Interests in the Company; (ii) at the Board’s discretion in connection with the distribution by the Company to a Member of more than a de minimis amount of Company assets, including money, if as a result of such distribution, such Member’s interest in the Company is reduced; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g).  Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members under Section 5.5 (determined immediately prior to the acceptance of additional capital).

Section 4.6                                      Compliance with Treasury Regulation Section 1.704-1(b).  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Member), are computed in order to comply with such regulation, the Board may make such modification, provided that it is not likely to have a material effect on the amount distributable to any Member pursuant to Section 5.2 hereof upon the dissolution of the Company.  The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section 4.7                                      Transfer of Capital Accounts.  The original Capital Account established for each substituted Member shall be in the same amount as the Capital Account of the Member which such substituted Member succeeds, at the time such substituted Member is admitted to the Company.  The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the transfer to it of all or part of the Interest of another Member shall be appropriately adjusted to reflect such transfer.  Any reference in this Agreement to a Capital Contribution of or distribution to a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the former Member on account of the Interest of such former Member transferred to such Member.

ARTICLE V

DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1                                      Generally.  Subject to the provisions of Section 18-607 of the Act and to the provisions of this Article V, the Board shall have sole discretion regarding the amounts and timing of Distributions of Distributable Cash to Members.  The Board shall provide for Distributions to Members at least once per calendar quarter and may provide for more frequent distributions.

Section 5.2                                      Distributions of Distributable Cash.  Subject to Section 5.1, Distributions of Distributable Cash pursuant to this Section 5.2 shall be made to the Members as follows:

(A)                              Except as otherwise provided in Section 5.2(B) with respect to the Performance Return, all Distributions of Distributable Cash shall be made to the Members in proportion to their respective Sharing Percentages as of the last day of the period with respect to which such Distribution is made; and

(B)                                Notwithstanding Section 5.2(A) and prior to any other Distributions pursuant to Section 5.2, CenterPoint shall receive an amount equal to the Performance Return, computed annually for each Fiscal Year in accordance with Section 5.3 and paid with the fourth (4th) quarter Distribution by the Company on or before July 15 after the close of the Fiscal Year for which such Performance Return is computed; provided that, if the amount of such Performance Return for any Fiscal Year as determined by the audit of the Company for such Fiscal Year described in Section 6.9 differs from the amount distributed to CenterPoint pursuant to this Section 5.2(B), then (i) any amount paid to CenterPoint in excess of the amount determined pursuant to the audit shall offset, or (ii) any amount determined pursuant to the audit in excess of the amount paid to CenterPoint shall increase, as the case may be, the next Distribution of Distributable Cash to be made to CenterPoint under Section 5.2(A).

(C)                                Notwithstanding Section 5.2(A) and Section 5.2(B), any cash revenues received by the Company pursuant to Section 3.3 of the Master Lease Agreement shall be distributed entirely to JF US and shall not be taken into account in the computation of the other Distributions provided herein.

(D)                               Notwithstanding any other provision of this Section 5.2, any Distribution or deemed Distribution to a Member, as a result of a Member Default or deemed Member Default pursuant to Section 3.6, shall be made or shall be deemed to be made to the Member who has not committed the Member Default.

Section 5.3                                      Computation of Performance Return.

(A)                              The Performance Return distributable with respect to any Fiscal Year pursuant to Section 5.2(B) shall be equal to twenty percent (20%) of the excess of the Modified Net Operating Cash Flow of the Company for such Fiscal Year over the Performance Return Hurdle Amount for such Fiscal Year; provided that, the Performance Return distributable with respect to any Fiscal Year shall not exceed twenty percent (20%) of the excess of the Performance Return Limitation Amount for such Fiscal Year over the Performance Return Hurdle Amount for such Fiscal Year.  The Performance Return shall be estimated on a quarterly basis as part of the reports prepared for the Company and the Board as described in Section 6.9, and appropriate reserves shall be made by the Company for the payment of the Performance Return.

(B)                                For purposes of this Section 5.3, the following terms shall have the following meanings:

(i)                                     “Modified Net Operating Cash Flow” means, with respect to any Fiscal Year of the Company, the net income of the Company as determined pursuant to GAAP for such Fiscal Year with the following adjustments:

(a)                                  all revenues (including minimum or base rent, tenant payments for expenses passed through pursuant to leases, other rent (if any), interest, and other revenue items) shall be included on a cash basis and only to the extent actually received, and any adjustments made to accommodate “straight-line” rental income shall be reversed;

(b)                                 interest expense, depreciation expense and amortization of financing costs and other non-cash amortization expenses, to the extent subtracted in determining net income, shall be added back;

(c)                                  all revenues received by the Company pursuant to a Master Lease Agreement, and otherwise includible in (a), shall be excluded from revenue;

(d)                                 payments of management fees to CenterPoint pursuant to the Management Agreement shall be added back to net income, but no add-back shall be made for management fees which are reimbursed by tenants and therefore included in revenues described in (a);

(e)                                  all additions to reserves contemplated in one or more approved Annual Operating Budgets shall be permitted as expense items in the determination of net income to the extent permitted by GAAP, and net income shall be reduced by expenditures up to one percent (1%) of the aggregate Investment Base for Company Property which otherwise would be capital expenditures pursuant to GAAP; and

(f)                                    any gains actually realized from the sale or disposition of Property, measured by the excess of (a) the net proceeds of such sale or disposition over (b) the Investment Base for such Property, including capital expenditures with respect to such Property (and adjusted by two percent per year in the same manner as the Performance Return Hurdle Rate described below), shall be included in GAAP net income for this purpose.

(ii)                                  “Investment Base” means, for each Fiscal Year of the Company, a memorandum account maintained by the Company with respect to each Company Property equal to the quotient obtained by dividing (a) the sum of (i) the gross acquisition cost of such Company Property as of the first day of such Fiscal Year determined on an unleveraged basis (without reduction for any liabilities to which such Property is subject or any other liabilities of the Company), including all acquisition costs associated with the acquisition of such Property multiplied by the number of days in such Fiscal Year, plus (ii) the sum of the products obtained by multiplying (1) the amount of each capital expenditure made with respect to such Company Property during such Fiscal Year by (2) the number of days in the period commencing on the date on which each such capital expenditure was made and ending on the last day of such Fiscal Year (inclusive) by

(b) the number of days in such Fiscal Year.  The Board shall determine the Investment Base memorandum account with respect to each Property acquired by the Company, and may establish procedures or delegate such determination as the Board shall decide by Approval of a Majority of its members.  With respect to all Property acquired pursuant to the Purchase Agreement or the Right of First Offer Agreement, the acquisition date of all such Property shall be deemed to be the date on which the Company first acquires Property pursuant to the Purchase Agreement or the Right of First Offer Agreement.

(iii)                               “Performance Return Hurdle Amount” means, for each Fiscal Year, the aggregate, for all Property, of the sum obtained by adding (a) the quotient of (i) the Investment Base for each Property multiplied by (ii) the Performance Return Hurdle Rate applicable to a portion of such Fiscal Year for each such Property, multiplied by (iii) the number of days for which such Performance Return Hurdle Rate applies to such Fiscal Year, divided by (iv) the total number of days in such Fiscal Year, plus (b) the quotient of (i) the Investment Base for each Property, multiplied by (ii) the Performance Return Hurdle Rate applicable to the remaining portion of such Fiscal Year for each such Property, multiplied by (iii) the number of days for which such Performance Return Hurdle Rate applies to such Fiscal Year, divided by (iv) the total number of days in such Fiscal Year.  In any case in which a Property is owned by the Company for less than an entire Fiscal Year of twelve (12) months, the Performance Return Hurdle Amount with respect to such Property shall be prorated, based upon the number of days in such Fiscal Year during which the Company actually owned such Property as a percentage of the total number of days in such Fiscal Year.

(iv)                              “Performance Return Hurdle Rate” means with respect to each Property owned by the Company, a rate equal to (y) 8.25% for the first Year of Ownership and (z) the percentage equal to the product of the Performance Return Hurdle Rate for the most recent Year of Ownership multiplied by 102% for each subsequent Year of Ownership.

(v)                                 “Performance Return Limitation Amount” means, for each Fiscal Year, the aggregate, for all Property of the Company, of the Investment Base for such Property multiplied by the Performance Return Limitation Rate for such Property.  In any case in which a Property is owned by the Company for less than an entire Fiscal Year of twelve (12) months, the Performance Return Limitation Amount with respect to such Property shall be prorated, based upon the number of days in such Fiscal Year during which the Company actually owned such Property as a percentage of the total number of days in such Fiscal Year.

(vi)                              “Performance Return Limitation Rate” with respect to each Property of the Company means the rate of return equal to the Performance Return Hurdle Rate plus four hundred (400) basis points.

(vii)                           “Year of Ownership” means the twelve (12) month period commencing on the date of acquisition of each Property by the Company.

(C)                                All determinations with respect to the computation of the Performance Return shall be made upon the Approval of the Board.  In the event that CenterPoint disagrees with the determination of the Board with respect to all or any portion of the determination of the Performance Return for any Fiscal Year, then CenterPoint and the Board shall present a summary of their computations of the Performance Return to the independent certified public accountants then engaged to audit the books and financial reports of the Company.  The determination of such accountants shall be binding.

(D)                               With respect to any Property or group of Properties acquired by the Company pursuant to the Right of First Offer Agreement, the Performance Return Hurdle Rate for the first Year of Ownership of such Property shall be 8.25% unless the parties otherwise negotiate a different Performance Return Hurdle Rate as part of negotiations for the acquisition of such Property or group of Properties by the Company.

Section 5.4                                      Final Payment of Performance Return.  In the event that CenterPoint’s Membership Interest in the Company is acquired by JF US, CenterPoint shall be entitled to a Distribution of the Performance Return, computed to the date of such termination on a prorated basis, with such Distribution to be made on the date CenterPoint’s Membership Interest is acquired by JF US; provided, however, that any such Distribution shall be subject to Section 11.1 and that no Distribution of Performance Return shall be made if such termination of the Company results from circumstances described in Section 9.11(A)(i).

Section 5.5                                      Allocation of Profits and Losses.  The items of income, expense, gain and loss of the Company comprising Profit or Loss for each Taxable Year shall be allocated:

(A)                              first, CenterPoint shall be allocated an amount of Profit equal to the amount of the Performance Return computed as provided in Section 5.2(B) which is actually distributed to CenterPoint during such Taxable Year;

(B)                                second, a Member receiving a Distribution described in Section 5.2(C) or 5.2(D) shall receive an allocation of Profits equal to the amount of such Distribution; and

(C)                                third, any remaining Profits or Losses shall be allocated among the Members in accordance with their respective Sharing Percentages.

Section 5.6                                      Regulatory and Special Allocations.  Notwithstanding the provisions of Section 5.5:

(A)                              Company Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(B)                                Member Nonrecourse Debt Minimum Gain Chargeback.  Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain.  Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4)

and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(C)                                Qualified Income Offset.  If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible.  This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(D)                               Nonrecourse Deductions.  Nonrecourse Deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Fiscal Year shall be allocated to the Members in accordance with the allocation of Losses hereunder.

(E)                                 Ordering Rules.  Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Year or other period of nonrecourse deductions (as defined in clause (D) above), or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in Section 5.6(A) and Section 5.6(B), shall be made before any other allocations hereunder.

(F)                                 Offsetting Allocations.  If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 1272-1274, 7872, 483, 482 or 83 of the Code or any similar provision now or hereafter in effect, and the Board determines that any corresponding Profit or Loss of the Member who recognizes such item should be allocated to such Member in order to reflect the Members’ Economic Interest in the Company, then the Board may so allocate such Profit or Loss.

Section 5.7                                      Tax Allocations.  Notwithstanding the provisions of Section 5.5:

(A)                              Allocations for Federal Income Tax Reporting.  Except as provided in Section 5.7(B), for federal, state and local income tax purposes, each item of income, gain, loss or deduction shall be allocated among the Members in the same manner and in the same proportion that the corresponding items included in the computation of Profits or Losses have been allocated among the Members’ respective Capital Accounts.

(B)                                Book-Tax Differences.  In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset for federal income tax purposes and its initial Book Value.  Such allocations shall be made using any reasonable method specified in Treasury Regulations Section 1.704-3 as the Board determines, provided that any such allocations with respect to Property treated as contributed by CenterPoint to the Company pursuant to this Agreement (including, without limitation, pursuant to Section 3.4(B)) shall be made using the “traditional method” with the “ceiling rule” specified in Treasury Regulations Section 1.704-3(b).  In the event the Book Value of any Company asset is adjusted pursuant to Section 4.2(B), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.  Such allocation shall be made based on any reasonable method specified in Treasury Regulations Section 1.704-3 as the Board determines.

Section 5.8                                      Section 754 Election.  Upon the request of the Board, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of Company property as permitted and provided in Sections 734 and 743 of the Code.  Such election shall be effective solely for federal (and, if applicable, state and local) income tax purposes and shall not result in any adjustment to the Book Value of any Company asset or to the Member’s Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) or in the determination or allocation of Profit or Loss for purposes other than such tax purposes.

ARTICLE VI

MANAGEMENT POWER, RIGHTS AND DUTIES

Section 6.1                                      Management by the Board.

(A)                              Board.  The business and affairs of the Company shall be managed under the direction of a board of managers (the “Board”).  The Board shall initially consist of six (6) Persons designated as follows:  CenterPoint shall designate three (3) Persons and JF US shall designate three (3) Persons.  CenterPoint hereby designates, John S. Gates, Michael M. Mullen and Paul S. Fisher as its initial designees on the Board, one of whom shall serve as Chairman of the Board until the end of the first full Fiscal Year of the Company.  JF US hereby designates Greg Paramor, Adrian Harrington and Andrew Martin as its initial designees on the Board.  JF US shall designate the Chairman of the Board for the second full Fiscal Year of the Company, and thereafter CenterPoint and JF US shall alternate with respect to designation of the Chairman of the Board for succeeding Fiscal Years.  Any Member having the right to designate a member or members of the Board shall also have power to remove or replace members of the Board so designated by such Member.

(B)                                General Powers.  All powers of the Company shall be exercised by the Board.  Decisions of the Board within its scope of authority shall be binding upon the Company and each Member and shall be evidenced by the affirmative vote of a Majority of the members of the Board.  The Board shall have full, exclusive, and complete discretion, power, and authority, subject to any other provisions of this Agreement or by non-waivable provisions of applicable law, to manage, control, administer, and operate the business and affairs of the Company, and to make all decisions affecting such business and affairs, including, without limitation, as described in Section 2.8 above.  Notwithstanding anything in this Agreement to the contrary, the members of the Board designated by CenterPoint shall abstain from voting on any matters involving (i) the acquisition of Property pursuant to the Purchase Agreement or the Right of First Offer Agreement; (ii) any transaction with CenterPoint or any of its Affiliates, including, without limitation, the Master Lease Agreement, the Management Agreement and the Purchase Agreement, as contemplated by Section 6.3(B)(xxiii);and (iii) the arrangement and execution of the Credit Facility.

(C)                                Term of Office.  Members of the Board shall serve until their resignation, death or removal in accordance with Section 6.1(F) below by any Person or group of Persons having the right to designate such member of the Board.

(D)                               Vacancies.  Any vacancy on the Board shall be filled in accordance with Section 6.1(A) above.

(E)                                 Resignation.  A member of the Board may resign as such by delivering his, her or its written resignation to the Company at the Company’s principal office addressed to the Board.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(F)                                 Removal.  Any Member having the right to designate a member or members of the Board shall also have the power to remove or replace members of the Board so designated by such Member; provided, however, that if such Member shall become a Defaulting Member, then for such time as such Member shall be a Defaulting Member, the Non-Defaulting Member or Members entitled to designate Board Members shall have the right to designate an additional Board Member who shall serve until such time, if any, as such Defaulting Member shall no longer be a Defaulting Member.

(G)                                Compensation.  A member of the Board shall not be paid compensation by the Company for his, her or its services as such.  The foregoing shall not be deemed to limit or restrict the payment of any reasonable compensation or remuneration to any Person in such Person’s capacity as an Officer, advisor or consultant to the Company or any agreement or arrangement with the Company which has been approved by the Board.

(H)                               Reimbursement.  The members of the Board shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder, including, without limitation, attendance at Board and Member meetings.

(I)                                    Reliance by Third Parties.  Any Person dealing with the Company, other than a Member, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.  Every agreement, instrument or document executed by a member of the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company, and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

(J)                                   Meetings of the Board; Actions.  The Board shall meet at least four (4) times per year, and may meet more frequently as the Board members shall determine.  One (1) meeting per year shall be held in Sydney, Australia, and three (3) meetings per year shall be held in the United States, unless the Board members determine otherwise.  Subject to the foregoing, meetings of the Board shall be held at the principal place of business of the Company or at any other place that a Majority of the members of the Board determine.  At any meeting, any member of the Board may participate by telephone or similar communication equipment, provided each member of the Board can hear the others. Persons present by telephone shall be deemed to be present “in person” for purposes hereof.  The presence of at least four (4) members of the Board, at least two of which shall be the members of the Board designated by JF US, shall constitute a quorum for the transaction of business.  Meetings shall be held at least once each quarter, or more often in accordance with a schedule established by the Board.  The Board also may make decisions, without holding a meeting, by written consent of a Majority of the members of the Board required for such decision, with prior notice thereof to all other members of the Board.  Minutes of each meeting and a record of each decision shall be kept by the secretary.  Decisions of the Board shall require the approval of at least a Majority of its members.  Only members of the Board shall be entitled hereunder to attend meetings of the Board; provided, however, that a Majority of the members of the Board present at a meeting may approve the presence of any other Person for all or any portion of such meeting. In addition, any two (2) or more members of the Board may convene a meeting thereof upon at least five (5) Business Days’ prior written notice to the other members of the Board.  Notwithstanding the foregoing provisions, each member of the Board who is entitled to notice waives notice if before or after the meeting the member of the Board signs a waiver of notice or appears at or participates in the meeting.

(K)                               No Liability.  So long as a member of the Board, in reasonable good faith, believes he or she is acting in the Company’s interest, such member of the Board shall not be held to be in breach of this Agreement or otherwise be liable to any Person in any respect.

Section 6.2                                      Officers.

(A)                              Designation and Appointment.  Subject to Approval by the Board, CenterPoint may, from time to time, designate employees of CenterPoint as may be necessary or appropriate for the conduct of the Company’s day-to-day business (subject to the supervision and control of the Board) as Officers of the Company.  Any number of offices may be held by the same person. In its discretion, CenterPoint may choose not to fill any office for any period as it may deem advisable.  Officers need not be residents of the State of Delaware or Members.  Any Officers so designated shall have such authority and perform such duties as are herein provided and as the Board may, from time to time, delegate to them.  The Board may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided.  The Officers of the Company shall serve without compensation unless otherwise Approved by the Board.  The initial Officers of the Company shall be as follows (in descending rank):

President:	Paul S. Fisher
Vice President:	Michael M. Mullen and Adrian Harrington
Secretary:	Daniel J. Hemmer
Asst. Secretary:	Michael Tortoricci and Adrienne Parkinson

(B)                                Resignation/Removal.  Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed at any time upon Approval by the Board.  Designation of an Officer shall not of itself create any contractual or employment rights.

(C)                                Duties of Officers Generally.  The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty, good faith and due care of the type owed by the officers of a corporation to such corporation and its equityholders under the laws of the State of Delaware; provided, however, so long as any Officer, in reasonable good faith, believes he or she is acting in the Company’s interest, such Officer shall not be held to be in breach of duties promulgated hereunder or otherwise be liable to any Person in any respect.

(D)                               President.  The president shall, subject to the powers of the Board, be the chief administrative officer of the Company and shall have general charge of the business, affairs and property of the Company, and control over its other Officers and agents. The president shall see that all orders and resolutions of the Board are carried into effect and shall have authority to suspend or to remove any agent or Officer of the Company, unless the Board has directed otherwise with respect to a specified Officer or Officers.  In the absence of the president, the duties of the president shall be performed and his or her authority may be exercised by any other Officer of the Company.  The president shall have such other powers and perform such other duties as may be prescribed by the Board.

(E)                                 Vice President.  Each vice president shall perform such duties and have such other powers as the president or the Board may from time to time prescribe.

(F)                                 Secretary.  The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation. The secretary shall attend all meetings of the Board and of the Members and record all of the proceedings of such meetings in a book to be kept for that purpose.  The secretary shall keep all documents as may be required under this Agreement and the Act.  The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the president or the Board.

(G)                                Assistant Secretary.  In the absence, disability or inability of the secretary, the assistant secretary shall perform the duties and exercise the powers of the secretary, and shall perform such other duties and have such other powers as the president or the Board may from time to time prescribe.

(H)                               Documents.  All documents to be entered into by the Company shall be executed by either the president or a vice president and either the secretary or assistant secretary, and shall not be effective without both such signatures.

Section 6.3                                      Authority of Officers; Restrictions on Certain Actions.

(A)                              Subject to the provisions of this Agreement, the Officers, without the prior Approval of the Board, shall have the power and authority to take any and all actions on behalf of the Company as are necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.6 as enumerated in Section 2.7, subject to the restrictions set forth in Section 6.3(B), including the power and authority to enter into leases of Company Property that are not Material Leases and do not violate the Leasing Guidelines; provided that, the Officer shall notify the Board, or cause the property manager to notify the Board, at least thirty (30) days in advance of execution of any such lease.

(B)                                Notwithstanding anything to the contrary contained herein, an Officer may not take any of the following actions on behalf of the Company without the prior Approval of the Board:

(i)                                     execute or cause to be executed on behalf of the Company any lease of Company Property that (a) is a Material Lease, or (b) violates the Leasing Guidelines or (c) otherwise requires the approval of JF US under the Purchase Agreement, Master Lease Agreement or Management Agreement;

(ii)                                  purchase or otherwise acquire, sell or otherwise dispose of any Company Property or any interest in any such Property;

(iii)                               modify or deviate from the Annual Operating Budget or make any capital expenditure except for capital expenditures which have been authorized in an approved Annual Operating Budget or are necessary for emergency repairs to a Company Property which, if not made, would thereafter materially injure the Company Property or the Company;

(iv)                              modify the Right of First Offer Agreement or the Management Agreement (including, without limitation, the Leasing Guidelines);

(v)                                 directly or indirectly declare or make any Distributions upon any of the Company’s equity securities;

(vi)                              enter into or make a material amendment to or terminate any agreement, contract or commitment except as authorized in an approved Annual Operating Budget;

(vii)                           create any liens or any other encumbrances whatsoever upon any assets or properties of the Company or its Subsidiaries;

(viii)                        enter into any joint venture or material business alliance or create any Subsidiary other than a wholly-owned Subsidiary, or acquire any capital stock of or other ownership interest in any Person, other than the creation of wholly-owned Subsidiaries for the purpose of owning one or more Company Properties;

(ix)                                amend or terminate any agreement relating to a joint venture or a material business alliance of the Company or any of its Subsidiaries;

(x)                                   make any political or charitable contribution;

(xi)                                enter into or consummate any transaction of the type contemplated or covered by Section 7.3;

(xii)                             delegate authority to any Person to approve the taking of any action set forth in this Section 6.3(B);

(xiii)                          pledge the credit of JF US;

(xiv)                         do any act which would make it impossible to carry on the ordinary business of the Company or to alter the tax status of the Company;

(xv)                            change the name of the Company;

(xvi)                         commence (including the filing of a counterclaim), settle or otherwise dispose of any claim or litigation, regulatory proceeding or arbitration (other than ordinary course employer or commercial claims not of a material amount) to which the Company or its Subsidiaries is, or is to be, a party or by which the Company or its Subsidiaries or any of its business, assets or properties may be affected;

(xvii)                      directly or indirectly redeem, purchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the Company’s or any Subsidiary’s equity securities (including, in the case of Subsidiaries, warrants, options and other rights to acquire equity securities);

(xviii)                   authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any of its Subsidiaries to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities or debt securities with equity features or securities exercisable or convertible into equity securities or debt securities with equity features;

(xix)                           merge or consolidate with any Person or permit any of its Subsidiaries to merge or consolidate with any Person (other than a wholly owned Subsidiary);

(xx)                              liquidate, dissolve or effect, or permit any of its Subsidiaries to liquidate, dissolve or effect, a recapitalization or reorganization in any form of transaction;

(xxi)                           enter into or modify any term of the Credit Facility; make any draw under the Credit Facility or any replacement or renewal thereof; or create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Indebtedness exceeding the amounts Approved therefor by the Board in one or more Approved Annual Operating Budgets;

(xxii)                        make, or permit any of its Subsidiaries to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a wholly owned Subsidiary), except for Short Term Investments;

(xxiii)                     enter into, or permit any of its Subsidiaries to enter into, any transaction with any Person (or any Affiliate thereof) who is an Affiliate of any Officer or member of the Board or related to any such Person by blood or marriage except as provided for in this Agreement or one or more current Annual Operating Budgets;

(xxiv)                    register any of the Company’s or its Subsidiaries’ securities under any securities laws;

(xxv)                       make any change in the Company or its Subsidiaries’ Fiscal Year;

(xxvi)                    make any amendment or terminate any constitutive or governing document of the Company or its Subsidiaries, including, without limitation, the Agreement or Certificate;

(xxvii)                 enter into any property management agreement with respect to a Company Property with any Person other than CenterPoint;

(xxviii)              engage or terminate the engagement of the auditors of the Company;

(xxix)                      do any act in contravention of this Agreement; or

(xxx)                         commit to do any of the foregoing.

(C)                                Notwithstanding anything to the contrary contained herein, none of Messrs. Gates, Mullen and Fisher or any Officers who are affiliated with CenterPoint shall execute, on behalf of the Company, the Purchase Agreement, the Management Agreement, the Master Lease Agreement, the Right of First Offer Agreement or the documentation for the Credit Facility.

(D)                               Notwithstanding anything to the contrary contained herein, the exercise by the Board of the power to approve the acquisition or disposition of Industrial Property pursuant to Section 6.3(B)(ii) shall be conditioned upon payment of acquisition and disposition fees, as the case may be, to CenterPoint (pursuant to an agreement to be entered into as of the date hereof between CenterPoint and JFFM) and James Fielding or their respective Affiliates in connection with the closing of the acquisition or disposition transaction.

(E)                                 Tax Deferral.  If so requested in writing by JF US, the Company shall facilitate or engage in one or more tax deferred exchanges pursuant to Section 1031 of the Code or other tax deferred transaction in connection with the sale of any Company Property; provided, however, any such tax deferred exchange shall not delay the closing of such sale or increase the obligations of CenterPoint with respect thereto, and any additional costs and expenses relating to any such tax deferred exchange shall be borne solely by JF US.

Section 6.4                                      Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.  This Section 6.4 supersedes any authority granted to the Members pursuant to the Act.  Any Member who takes any action or binds the Company in violation of this Section 6.4 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

Section 6.5                                      Meetings of and Voting by Members.

(A)                              Notwithstanding anything to the contrary herein, no Person shall be entitled to vote with respect to any Membership Interest unless such Person is a Member, the proxy or an authorized representative of a Member that is not a natural Person.

(B)                                A meeting of the Members may be called at any time by the Board or by any Member. Meetings of Members shall be held at the Company’s principal place of business or at any other place designated by the Board.  Not less than ten (10) Business Days nor more than ninety (90) calendar days before each meeting, the Board shall give written notice of the meeting to each Member entitled to vote at the meeting.  The notice shall state the time, place and purpose of the meeting.  Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. A Member entitled to vote may vote either in person or by written proxy signed by the Member or by his, her or its duly authorized attorney in fact.  Persons present by telephone shall be deemed to present “in person” for purposes hereof.

(C)                                Except as otherwise provided in this Agreement, the affirmative vote of Members holding Membership Interests representing more than fifty percent (50%) of the outstanding Membership Interests entitled to vote (determined by Sharing Percentages) shall be required to approve any matter coming before such Members which is not required to be determined by the Approval of the Board pursuant to the terms of this Agreement.

(D) In lieu of holding a meeting, the Members may vote or otherwise take action by written consent signed by Members.

Section 6.6                                      Power of Attorney.

(A)                              Grant of Power.  Each Member constitutes and appoints the President of the Company as the Member’s true and lawful attorney-in-fact, and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:

(i)                                     one or more certificates of formation consistent with the terms of this Agreement;

(ii)                                  all documents (including amendments to the Certificate of Formation) which the attorney-in-fact deems appropriate to reflect any written amendment, change or modification of this Agreement approved in accordance with Section 11.8 below;

(iii)                               upon the requisite approval, if any, required elsewhere in this Agreement, any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

(iv)                              one or more applications to use an assumed name; and

(v)                                 all documents which may be required to dissolve and terminate the Company and to cancel its Certificate of Formation upon the requisite approval required elsewhere in this Agreement.

(B)                                Irrevocability.  The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member.  It also shall survive the Transfer of a Membership Interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution.  Each Member shall be bound by any representations made by the attorney-in-fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the attorney-in-fact taken in good faith under this power of attorney.

Section 6.7                                      Authorization of Certain Agreements.  The members of the Board appointed by JF US shall cause the Company to enter into the Purchase Agreement, the Management Agreement, the Master Lease Agreement and the Right of First Offer Agreement with CenterPoint or its Affiliates, and all agreements necessary to implement the Credit Facility on behalf of the Company; provided that, by execution of this Agreement by JF US, the members of the Board shall be deemed to have exercised its duty and authority as provided in this Section 6.7, and Adrian Harrington and Adrienne Parkinson, as Vice President and Assistant Secretary of the Company, respectively, are duly authorized by the Company to execute the agreements described in this Section without any further action or resolution of the members of the Board appointed by JF US.

Section 6.8                                      Annual Operating Budget.  The Company shall prepare a budget for each Fiscal Year (each an “Annual Operating Budget”).  An Annual Operating Budget for each Fiscal Year subsequent to 2005 shall be prepared by the Company’s Officers for submission to the Board not later than sixty (60) days prior to the start of such Fiscal Year.  Each Annual Operating Budget shall include proposed budgets, operating plans and leasing plans for each Company Property and for the Company’s entire portfolio of Properties, as well as a description of major business objectives and challenges (including, but not limited to, vacancy, lease rollover, reletting, sale, refinance, lease option dates, major renovations, and major capital requirements) for each Company Property and for the Company’s entire portfolio of Properties for the forthcoming Fiscal Year.  The Annual Operating Budget also shall set forth the following on a monthly basis with annual totals, together with an explanation of all material assumptions made in determining the same: (i) a detailed estimate of the projected Gross Revenues for the Company Property for the forthcoming Fiscal Year, which estimate shall set forth as separate line items the projected Gross Revenues from rent, escalations, and each other type of revenue expected to be received in such year; (ii) a detailed estimate of the projected operating expenses for the Company Property for the forthcoming Fiscal Year, which estimate shall set forth as separate line items the projected operating expenses with respect to each type of expense expected to be incurred for such year; (iii) a detailed estimate showing projected debt service payments; (iv) a detailed estimate of the projected reimbursable expenses with respect to each type of expense expected to be incurred for such year; (v) a statement as to the projected balances of any reserves with respect to the Company Property as of the first day of the forthcoming year; (vi) a statement as to the projected additions to or disbursements from such reserves for the forthcoming Fiscal Year; (vii) an estimate of the projected cash flow available for distribution from such Company Property; (viii) a detailed description of the renovations or other capital improvements, if any, proposed to be undertaken with respect to the during the forthcoming Fiscal Year; (ix) an estimate of the total costs of the renovations or other capital improvements, if any, to be undertaken with respect to the Company Property during the forthcoming Fiscal Year; (x) a list of each space for which the lease then in effect will expire during the forthcoming eighteen (18) month period, and a description of the proposed terms and conditions for leasing each such vacant space for the forthcoming Fiscal Year, including, without limitation, a calculation of net effective rent for each such vacant space, and projected costs of tenant improvements and tenant allowances for each such vacant space (collectively, the “Leasing Guidelines”); (xi) a description of the terms and conditions proposed with respect to material contracts relating to the Company Property for the forthcoming Fiscal Year; (xii) a description of the minimum insurance coverage to be maintained with respect to the Company Property for the forthcoming Fiscal Year; and (xiii) and such other information as may be reasonably requested by the Board.  In addition, the Officers shall provide to the Board such other financial data and other information as may be reasonably requested by the Board.  All Annual Operating Budgets and other reports prepared pursuant to this Section 6.8 shall be prepared in accordance with GAAP unless otherwise requested by the Board.

Section 6.9                                      Reporting Requirements.  The Officers shall prepare and deliver, or cause to be prepared and delivered, to the Board and the Members the following financial reports and tax information:

(A)                              Within seven (7) Business Days after the end of each month, prepare and deliver to the Board and the Members such monthly reports with respect to the Property and Company as the Board requests;

(B)                                Within thirty (30) days after the end of each fiscal quarter, prepare and deliver to the Board and the Members such quarterly reports with respect to the Property and Company as the Board requests;

(C)                                Within forty-five (45) days of the end of the Fiscal Year, deliver to the Board and the Members the audited financial reports of the Company for the Fiscal Year, audited by the independent auditors of the Company engaged by the Board;

(D)                               Within five (5) Business Days of the occurrence of such a default, give notice to the Board and the Members of (i) any default under any financing or breach of or default under any other material agreement of which the Company is a party, and (ii) any default in the payment of property taxes with respect to a Company Property, or any matter which could result in a substantial and material loss (i.e., greater than $250,000) to the Company; and

(E)                                 Promptly deliver to the Board and the Members such additional information regarding the Company as the Board and the Members may reasonably request from time to time.

All of the above reports, balance sheets or other financial statements shall be prepared in accordance with GAAP (except for tax reporting information to the extent that such tax reporting information is different from GAAP.)  In preparing such reports, or causing such reports to be prepared, the Officer shall apply the methodology, normally used with respect to Industrial Property owned by the Company.

Section 6.10                                Right of First Offer with respect to Company Property.  Before the Company sells or otherwise disposes of any Company Property (an “Offered Property”) to any Person, the Company shall notify (the “Sale Notice”) CenterPoint in writing of the proposed sale and of the terms and conditions of such sale (including the price at which the Company is seeking to sell the Offered Property and such other terms and conditions of such proposed sale as are reasonably required for CenterPoint to make its election to purchase the Offered Property).  If CenterPoint shall at that time not be in Default, CenterPoint shall thereafter have thirty (30) days (such period the “Offer Period”) to notify the Board in writing of its election to acquire the Company Property on the terms of the Sale Notice; provided, however, CenterPoint shall have such right to receive a Sale Notice and acquire the Offered Property only if the members of the Board appointed by CenterPoint shall not have supported the decision to sell or otherwise dispose of the Offered Property.  Should CenterPoint fail to notify the Board in writing of its election within such thirty (30) day period, it shall be deemed to have elected not to purchase the Offered Property.  Upon notice to the Board of CenterPoint’s election not to purchase the Offered Property or the expiration of the Offer Period, the Company shall thereafter use reasonable efforts to sell the Offered Property on the terms and subject to the conditions set forth in the Sale Notice; provided, however, that should (i) the price for the sale of the Offered Property be reduced by more than five percent (5%) below the price set forth in the Sale Notice, or (ii) a period of six (6) months after the date of delivery of the Sale Notice expire without a sale of the Offered Property, CenterPoint shall have its right to purchase the Offered Property reinstated in accordance with the procedure set forth in this Section 6.10.  CenterPoint shall have the right to designate an Affiliate, or one of its members, as the grantee in any conveyance by the Company of an Offered Property which the Member has elected to acquire pursuant to this Section 6.10.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION

Section 7.1                                      Performance of Duties; No Liability of Officers.  No Member shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other written agreements. No Member, member of the Board or Officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member, member of the Board or Officer in question.  In performing his or her duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Board; or any other Person who has been selected with reasonable care by or on behalf of the Company, or the Board in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Member, member of the Board or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, member of the Board or Officer of the Company or any combination of the foregoing.

Section 7.2                                      Confidential Information.  Without limiting the applicability of any other agreement to which any Member may be subject, no Member or member of the Board shall, directly or indirectly disclose either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member and member of the Board in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.  Notwithstanding the above, a Member or member of the Board may disclose Confidential Information to the extent (i) the disclosure is necessary for the Member, member of the Board and/or the Company’s agents, representatives, and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (ii) the disclosure is required by law or a court order, (iii) the disclosure is necessary to comply with the rules of any regulatory body, including any stock exchange upon which the securities of a Member or an Affiliate of a Member are listed, (iv) the disclosure is made to any officer, employee or advisor of a Member or an Affiliate, or (v) to the extent necessary to enforce rights hereunder.

Section 7.3                                      Transactions Between the Company and the Members.  Notwithstanding that it may constitute a conflict of interest, the Members, the members of the Board or their Affiliates may engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service with the Company) so long as such transaction is at arm’s length and approved by a majority of the members the Board who are not selected by the Member involved in the proposed transaction.

Section 7.4                                      Right to Indemnification.  Subject to the limitations and conditions provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a member of the Board or Officer shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, unless such loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by such Person, in which case such indemnification shall not cover such loss or damage to the extent resulting from such gross negligence, fraud or intentional misconduct.  Indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.  The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

Section 7.5                                      Advance Payment.  The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person (other than an Officer of the Company or any of its Subsidiaries thereof in respect of claims by the Company or any of its Subsidiaries against such Officer relating to the matter set forth in Section 7.1) entitled to be indemnified under Section 7.4 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

Section 7.6                                      Indemnification of Agents.  The Company, at the direction of the Board, may indemnify and advance expenses to an agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 7.4 and 7.5.

Section 7.7                                      Appearance as a Witness.  Notwithstanding any other provision of this Article VII, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by an Officer or agent in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

Section 7.8                                      Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a Member, member of the Board, Officer or other Person indemnified pursuant to this Article VII may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

Section 7.9                                      Insurance.  The Company shall obtain and maintain, at its expense, insurance to protect itself and any Member, member of the Board and Officer against any expense, liability or loss arising from such status and activity, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.  Further, the Company shall obtain and maintain, at its expense, insurance to protect itself and any Member, member of the Board, Officer or agent of the Company who is or was serving at the request of the Company as a manager, representative, director, officer, partner, venturer, proprietor, trustee, agent or similar functionary of another foreign or domestic limited liability company, corporation, Company, sole proprietorship, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.  The Company shall not be required to provide the insurance described in this Section 7.9 for any Person otherwise covered by reasonably similar insurance pursuant to policies maintained by a Member.

Section 7.10                                Savings Clause.  If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VII as to costs, charges and expenses

(including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 7.11                                Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, member of the Board or Officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, member of the Board or Officer of the Company.  Neither the Members nor any member of the Board shall be required to lend any funds to the Company.  Each of the Members shall only be liable to make payment of its respective Member Commitment as and when due hereunder and other payments as expressly provided in this Agreement.  If and to the extent a Member’s Member Commitment shall be fully paid, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions.  No Member in his or her capacity as a Member shall have any power to represent, act for, sign for or bind the members of the Board or the Company, and the Members hereby consent to the exercise by the Board and Officers of the Company of the powers conferred on them by law and this Agreement.

ARTICLE VIII

TAXES

Section 8.1                                      Tax Returns.  The President shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, and shall make any elections and filings it may deem appropriate and in the best interests of the Members.  Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.  The Company shall furnish all pertinent information to the Members that is necessary to determine amounts includable on their tax returns with respect to the Company (including Schedule K-1) not later than seventy five (75) days after the end of the Taxable Year.

Section 8.2                                      Tax Matters Partner.   The Board shall designate any Member to serve as a tax matters partner (subject to replacement) as and when required pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”), and such Tax Matters Partner shall also be the “notice partner” within the meaning of Section 6223 of the Code.  The Tax Matters Partner may, in its sole discretion, make or revoke any election under the Code or the Treasury Regulations issued thereunder (including for this purpose any new or amended Treasury Regulations issued after the Formation Date).  The Tax Matters Partner is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Board deems necessary or advisable.  Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Members in connection with the operations of the Company.  The provisions of this Section 8.2 shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members.

Section 8.3                                      Reserves.  The Board may from time to time establish such reasonable cash reserves as it shall reasonably determine.

ARTICLE IX

TRANSFERS AND OTHER EVENTS

Section 9.1                                      Transfer of Interest.   Except as provided in this Article IX, no Member shall have the right to sell, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of, whether voluntarily or involuntarily or by operation of law, all or any portion of its, his or her Membership Interest (a “Transfer”) in the Company to any Person (an “Assignee”) without the prior Approval of the Board.

Section 9.2                                      Permitted Transfer.  Subject to the conditions and restrictions of Sections 9.3 and 9.4, the Approval of the Board shall not be required for any Transfer by any Member of all or any portion of its Membership Interests to (i) any Affiliate (provided that in the event of a Transfer to an Affiliate by JF US, such Affiliate shall not be a Person who is primarily engaged in the business of acquiring, developing, owning and/or leasing Industrial Property) of such Member, unless the Transferring Member (as defined below) seeks to be released or in any manner avoid further obligations to fund the unfunded portion of its Member Commitment as a result of such Transfer, or (ii) another Member pursuant to the terms and conditions provided in this Agreement.

Section 9.3                                      Assignments Generally; Substituted Member.  Without limiting the provisions of Sections 9.1 through 9.2, a Transfer shall be valid hereunder only if:

(A)                              the Transferring Member and the Assignee each execute and deliver to the Board such documents and instruments of conveyance as may be reasonably requested by the Board to effect such Transfer and to confirm the agreement of the Assignee to be bound by the provisions of this Agreement;

(B)                                the Transferring Member and Assignee provide to the Board the Assignee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any interest Transferred until the Board has received such information;

(C)                                the Transferring Member furnishes to the Board (unless waived by the Board) an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the Board, that (i) the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended, (ii) the Transfer will not cause the Company to be taxed as a corporation pursuant to Section 7704 of the Code and (iii) either the interest Transferred has been registered under the Securities Act and any applicable state securities laws or the Transfer is exempt from all applicable registration requirements and will not violate any applicable laws regulating the Transfer of securities; and

(D)                               the Transferring Member reimburses the Company for all costs and expenses that the Company reasonably incurs in connection with the Transfer.

Section 9.4                                      Rights and Obligations of Assignees and Transferring Members.

(A)                              A Transfer by a Member or other Person shall not itself dissolve the Company or entitle the Assignee to become a Member or exercise any rights of a Member.

(B)                                A Transfer by a Member shall eliminate the Member’s power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest shall not be counted as outstanding in proportion to the extent of the interest Transferred.  A Transfer shall not otherwise eliminate the Member’s entitlement to any rights associated with the Member’s remaining interest, including, without limitation, rights to information, and shall not cause the Member to be released from any liability to the Company solely as a result of the Transfer.

(C)                                An Assignee that is not admitted as a Member pursuant to Sections 9.3 and 9.4 shall be entitled only to the Economic Interest with respect to the Transferred Interest and shall have no other rights (including, without limitation, rights to any information or accounting of the affairs of the Company or to inspect the books or records of the Company) with respect to the Transferred Interest.  The Assignee shall nevertheless be subject to all of the obligations applicable to a Member under this Article IX.  If the Assignee becomes a Member, the voting and other rights associated with the interest held by the Assignee shall be restored and be held by the Member along with all other rights with respect to the Transferred Interest.  The Assignee shall have no liability as a Member solely as a result of the Transfer.

Section 9.5                                      Effect of Admission of Member on Transferring Member and Company.  Notwithstanding the admission of an Assignee as a Member, the Transferring Member shall not be released from any obligations to the Company existing as of the date of the Transfer (other than obligations of the Transferring Member to make future capital contributions), but such admission shall cause Transferring Member to cease to be a Member with respect to the Transferred Interest when the Assignee becomes a Member.  In any such case, the admission of the Assignee as a Member shall constitute the requisite consent of the Members to continue the business of the Company notwithstanding that such admission will cause the termination of the membership of the Transferring Member with respect to the Transferred Interest.

Section 9.6                                      Distributions and Allocations Regarding Transferred Interests.  Upon any Transfer during any Fiscal Year of the Company made in compliance with the provisions of this Article IX, Profits, Losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the Transferring Member and the Assignee by taking into account their varying interests during such Fiscal Year, using any conventions permitted by law and selected by the Board.  All distributions on or before the date of such Transfer shall be made to the Transferring Member and all distributions thereafter shall be made to the Assignee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as the date of such Transfer, and provided, further, that, if the Company does not receive a notice stating the date such interest was Transferred and such other information as the Board may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Member that, according to the books and records of the Company, was the owner of the interest on the last day of the Fiscal Year during which the Transfer occurs.  Neither the Company nor the Board shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.7, whether or not the Company or the Board has knowledge of any Transfer of any interest.

Section 9.7                                      Required Amendments; Continuation.  If and to the extent any Assignee is admitted as a Member pursuant to Section 9.6, this Agreement shall be amended to admit such Assignee as a Member and to reflect the elimination of the Transferring Member (or the reduction of such Membership Interest) and (if and to the extent then required by the Act) a certificate of amendment to the Certificate reflecting such admission and elimination (or reduction) shall be filed in accordance with the Act.  The admission of any substitute Member pursuant to this Article IX shall be deemed effective on the effective date of such amendment to this Agreement.

Section 9.8                                      Resignation.  No Member shall have the right to resign or withdraw as a Member without the prior written Approval of the Board, which may be given or withheld in its sole and absolute discretion. Any Member that resigns without the Approval of the Board in contravention of this Section 9.8 shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation of such Member, and such Member shall be entitled to receive the fair value of his, her or its Membership Interest as of the date of his, her or its resignation (or, if less, the fair value of his, her or its interest as of the winding-up of the Company), as conclusively determined by the Board, only following the occurrence of the winding-up of the Company.

Section 9.9                                      No Appraisal Rights.  No Member shall be entitled to any appraisal rights with respect to such Member’s Membership Interest, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, or other transaction involving the Company or its securities unless such rights are expressly provided herein or by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 9.10                                Void Assignment.  Any Transfer by any Member in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party.  In the event of any Transfer in contravention of this Agreement, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

Section 9.11                                Purchase Rights.  JF US shall have the right to purchase CenterPoint’s Membership Interests, and CenterPoint shall have the right to cause JF US to purchase CenterPoint’s Membership Interests, following the occurrence of any of the following (each, a “Sales Event”):

(A)                              JF US shall have the right to purchase CenterPoint’s Membership Interest if:

(i)                                     CenterPoint has committed a Member Default as described in Section 3.6 of this Agreement and such Member Default has not been cured by the end of the cure period described in Section 3.6(E);

(ii)                                  the Management Agreement has been terminated by reason of a default by CenterPoint under such Agreement; or

(iii)                               CenterPoint has suffered a change of control (which shall be deemed to occur if any Person becomes the beneficial owner of greater than fifty percent (50%) of the equity securities of CenterPoint other than by a Person or Persons becoming such a beneficial owner(s) from the purchase of the equity securities of CenterPoint in the public markets).

(B)                                CenterPoint shall have the right to cause JF US to purchase CenterPoint’s Membership Interest if:

(i)                                     JF US has committed a Member Default as described in Section 3.6 of this Agreement and such Member Default has not been cured by the end of the cure period described in Section 3.6(E);

(ii)                                  JF US has suffered a JF US Change of Control; or

(iii)                               the Management Agreement has been terminated by the Company, a wholly-owned Subsidiary of the Company or the lender under the Credit Facility (or any replacement credit facility, if applicable), as the case may be.

Section 9.12                                Sales Event Caused by CenterPoint.  In the event of a Sales Event described in Section 9.11(A), JF US may at its election purchase CenterPoint’s Membership Interest, or cause the Company to redeem CenterPoint’s Membership Interest, in accordance with the procedure set forth in Section 10.2.  Upon the purchase by JF US, or upon the redemption by the Company, of CenterPoint’s Membership Interest pursuant to this Section 9.12, the Management Agreement shall be deemed terminated by the Company pursuant to the terms thereof and the Company’s rights with respect to the Right of First Offer Agreement shall terminate.

Section 9.13                                Sales Event Caused by JF US.  In the event of a Sales Event described in Section 9.11(B)(i) or (iii), CenterPoint may require JF US to purchase CenterPoint’s Membership Interest, or cause the Company to redeem CenterPoint’s Membership Interest, in accordance with the procedure set forth in Section 10.2.  In the event of a Sales Event described in Section 9.11(B)(ii), CenterPoint may either (x) require JF US to purchase CenterPoint’s Membership Interest, or cause the Company to redeem CenterPoint’s Membership Interest, in accordance with the procedure set forth in Section 10.2, or (y) elect to initiate the Buy-Sell Procedure set forth in Section 9.14 as the Initiating Member.  In the event of the purchase by JF US, or upon the redemption by the Company, of CenterPoint’s Membership Interest pursuant to this Section 9.13, the Management Agreement shall be deemed terminated by the Company pursuant to the terms thereof and the Company’s rights with respect to the Right of First Offer Agreement shall terminate.

Section 9.14                                Buy-Sell Procedure.  In the event that CenterPoint shall have the right, under Section 9.13, to initiate the Buy-Sell Procedure described in this Section 9.14, the following procedure shall be followed.  The Member which exercises its right to initiate the Buy-Sell Procedure (the “Initiating Member”) shall have the right to require the other Member (the “Responding Member”) to elect either to purchase the Membership Interest of the Initiating Member, or to sell the Responding Member’s interest in the Company to the Initiating Member.  The Initiating Member shall give written notice to the Responding Member of the amount of proceeds from a sale of all of the assets of the Company which the Initiating Member reasonably believes would be available for distribution from the Company to the Members if the business of the Company were sold in its entirety as a going concern, and giving the Responding Member the obligation to elect either to purchase the Initiating Member’s interest in the Company or to sell its own interest in the Company, in either case based on the amount specified in the notice.  If the Responding Member shall fail to respond within a thirty (30) day period, it shall be deemed to have elected to sell its Membership Interest for the consideration and on the terms set forth in the notice.  If the Responding Member shall elect (or be deemed to have elected) to sell its Membership Interest, or if the Responding Member shall elect to purchase the Membership Interest of the Initiating Member, then the purchase and sale of the Membership Interest shall occur on a date selected by the purchasing Member, but no earlier than thirty (30) days after the date of the notice and no later than sixty (60) days.  The purchase price shall be paid entirely in cash at the closing, and the purchaser’s rights to purchase the Membership Interest may not be assigned to any other party.

Section 9.15                                Indemnification by Assignee.  An Assignee shall, as of and after the date of the Transfer of the Transferred Interest, indemnify and hold harmless the Transferring Member and its Affiliates from any and all liabilities, losses, damages, costs, causes of action, liens, indebtedness or claims (collectively, “Claims”) arising out of or relating to the Company or the Transferred Interest that the Transferring Member may suffer or incur as a result of any event that may occur after the date of the Transfer of the Transferred Interest, except for Claims arising as a result of the gross negligence, fraud or intentional misconduct of the Transferring Member.  Notwithstanding any Transfer of Transferred Interest, a Transferring Member shall continue to be entitled to indemnification rights set forth in this Agreement, including, without limitation, those set forth in Section 7.4, with respect to Claims arising out of or relating to Transferring Member’s period of ownership of the Transferred Interest.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1                                Dissolution.

(A)                              The Company shall be dissolved, and except as otherwise provided in this Article X, its affairs shall be wound up on the first to occur of the following:

(i)                                     the Approval of the Board;

(ii)                                  the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii)                               (y) in the event the Members shall not have negotiated an extension of this Agreement pursuant to Section 2.4, the Termination Date, or (z) in the event the Members shall have negotiated an extension of this Agreement pursuant to Section 2.4, such date that the Members shall have agreed as the new termination date of this Agreement.

(B)                                The death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 10.2                                CenterPoint Election upon Termination.  Upon the occurrence of any of the events described in Section 10.1(A), CenterPoint shall sell its Membership Interest or have its Membership Interest redeemed, and JF US shall purchase or cause the Company to redeem CenterPoint’s Membership Interest, as set forth in this Section 10.2.

(A)                              CenterPoint shall sell its Membership Interest or have its Membership Interest redeemed at a price equal to the greater of:

(i)                                     the aggregate Fair Market Value of CenterPoint’s Capital Contributions to the Company with respect to the acquisition of Property by the Company pursuant to the Purchase Agreement, the Right of First Offer Agreement or otherwise, determined as of the date of such Capital Contributions, or

(ii)                                  the Fair Market Value of CenterPoint’s Membership Interest in the Company, determined by the appraisal process described in Section 10.8.

(B)                                CenterPoint shall, within thirty (30) days following the occurrence of any of the events described in Section 10.1(A), give written notice of its proposed price determined pursuant to this Section 10.2(A), and the parties shall have thirty (30) days thereafter in which to negotiate a purchase price for CenterPoint’s Membership Interest.  If the parties are unable to agree upon a purchase price and (a) the disagreement involves subsection (i), then the disagreement shall be resolved by the Company’s auditors, or (b) if the disagreement involves subsection (ii), then the Valuation Procedure shall be deemed to be initiated by CenterPoint at the close of such thirty (30) day period.  Upon resolution of the purchase price, JF US shall, within thirty (30) days from the date of resolution of the purchase price amount, (x) pay CenterPoint the full amount of such purchase price, or cause the Company to redeem CenterPoint’s Membership Interest by distributing the full amount of such purchase price to CenterPoint in complete liquidation of its Membership Interest, unless (y) JF US has notified CenterPoint, within the thirty (30) day period following receipt of CenterPoint’s notice containing CenterPoint’s proposed purchase price, that JF US intends to cause the Company to sell one or more of the Properties of the Company as necessary to redeem CenterPoint’s Membership Interest in full, in which case CenterPoint’s entire Membership Interest shall be redeemed within one hundred and eighty (180) days of receipt of CenterPoint’s notice containing CenterPoint’s proposed purchase price.

(C)                                Notwithstanding Section 10.2(B)(y), in the event that JF US notifies CenterPoint that JF US intends to cause the Company to sell one or more of the Properties of the Company as necessary to redeem CenterPoint’s Membership Interest in full, CenterPoint shall have thirty (30) days from the receipt of such notice to notify JF US and the Company that CenterPoint has elected to receive one more Properties in redemption of its Membership Interest in the Company.  If CenterPoint makes the election to receive Property in redemption of its Membership Interest, then CenterPoint shall identify one or more Properties owned by the Company with a Fair Market Value estimated in good faith by CenterPoint to be no less than ninety percent (90%) and no more than one hundred and ten percent (110%) of the Fair Market Value of CenterPoint’s Membership Interest.  Upon CenterPoint’s identification of such Properties, the parties shall have thirty (30) days thereafter in which to negotiate a purchase price for CenterPoint’s Membership Interest and the value of such Properties, with any shortfall or excess of the value of the Properties as compared with the value of CenterPoint’s Membership Interest to be made up by a cash payment to or from CenterPoint, as the case may be, upon consummation of the transaction.  If the parties are unable to agree upon the terms of the redemption within such thirty (30) day period, the Valuation Procedure shall be deemed to be initiated by CenterPoint at the close of such thirty (30) day period with respect to both its Membership Interest and the designated Properties.  In either case, the redemption of CenterPoint’s Membership Interest shall take place within thirty (30) days of the determination of values, with the designated Properties to be conveyed substantially in accordance with the manner such Properties were conveyed by CenterPoint to the Company.  In the case of a conveyance of Property to CenterPoint pursuant to this Section 10.3(C), the Members shall cooperate to effectuate the release or assumption of any liabilities, as the Members may agree, which may encumber the Property to be conveyed in a timely manner.

(D)                               Upon the purchase by JF US of CenterPoint’s Membership Interest pursuant to Section 10.2, the Management Agreement shall be deemed terminated by the Company pursuant to the terms thereof and the Company’s rights with respect to the Right of First Offer Agreement shall terminate.

Section 10.3                                Liquidation and Termination.  If JF US does not purchase the Membership Interest of CenterPoint or cause the Company to redeem the Membership Interest of CenterPoint pursuant to Section 10.2, then the Board shall act as liquidator or may appoint one or more Officers as liquidator.  The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidators shall continue to operate the Company’s Properties with all of the power and authority of the Board.  The steps to be accomplished by the liquidators are as follows:

(A)                              As promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(B)                                The liquidator(s) shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder.

(C)                                The liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

(D)                               The balance, if any, of the Company’s remaining assets shall be distributed to the Members in accordance with Article V.  Distributions pursuant to this Section 5.2 shall be made by the end of the Taxable Year of the Company during which the liquidation occurs (or, if later, ninety (90) days after the date of the liquidation).

The liquidator(s) shall cause only cash, evidences of indebtedness and other securities to be distributed in any liquidation.  The distribution of cash and/ or property to a Member in accordance with the provisions of this Section 10.3 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act.  The distribution of cash and/or property to an Assignee who is not a Member in accordance with the provisions of this Section 10.3 constitutes a complete distribution to such Assignee of its interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 10.4                                Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Article X, in the event the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(G), the Company’s assets shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, solely for U.S. federal income tax purposes (a) the Company shall be deemed to have contributed its assets to a newly-created limited liability company in exchange for such company’s assumption of the Company’s liabilities and equity interests in such new company, and immediately thereafter, the Company shall be deemed to have distributed the new limited liability company equity interests to the Members in accordance with their Capital Accounts.

Section 10.5                                Deficit Capital Accounts.  Notwithstanding any custom or rule of law to the contrary, if any Member has a deficit Capital Account balance upon dissolution of the Company, such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute the amount of such deficit, or any portion thereof, to the Company to bring the balance of such Member’s Capital Account to zero or otherwise reduce such deficit balance.

Section 10.6                                Cancellation of Certificate.  On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Company.

Section 10.7                                Tax Deferral.  If so requested in writing by JF US, the Company shall facilitate or engage in one or more tax deferred exchanges pursuant to Section 1031 of the Code or other tax deferred transaction in connection with the sale of any Company Property, including as part of the winding-up and liquidation of the Company; provided, however, any such tax deferred exchange shall not delay the closing of such sale or increase the obligations of CenterPoint with respect thereto, and any additional costs and expenses relating to any such tax deferred exchange shall be borne solely by JF US.

Section 10.8                                Valuation Procedure.  The Fair Market Value of the Property of the Company, all of the Company’s Membership Interests or a Member’s Membership Interest in the Company shall be determined in the good faith judgment of the Board.  In the event that a Member disagrees with the determination by the Board of Fair Market Value of the Property of the Company, all of the Company’s Membership Interests or a Member’s Membership Interest in the Company for purposes of this Agreement, the following procedure shall be used to determine such disputed Fair Market Value (which procedure shall also be the general “Valuation Procedure” under this Agreement).  Within thirty (30) days of the Company’s receipt of notice from such Member of its disagreement with the Board’s determination, such Member and the other Member will jointly select an independent valuation firm to determine Fair Market Value of the Property of the Company, all of the Company’s Membership Interests or a Member’s Membership Interest in the Company, as the case may be.  If the parties are unable to agree upon the selection of a valuation firm within the thirty (30) day period, then each party will select an independent valuation firm.  The two (2) valuation firms so selected shall each independently determine the disputed Fair Market Value within sixty (60) days of their appointment.  If either party fails to select an independent valuation firm within the time required, or if a party’s valuation firm fails to deliver its valuation to the Company within sixty (60) days after that valuation firm’s appointment, then the Fair Market Value shall be the Fair Market Value determined by the valuation firm timely selected by the other party, or by the valuation timely delivered to the Company, as the case may be.  If the difference between the two (2) valuation firms’ determination of Fair Market Value does not exceed ten percent (10%) of the lower of the two (2) valuations, the Fair Market Value shall be the average of the two (2) valuations.  If the difference between the two (2) valuation firms’ determination of Fair Market Value exceeds ten percent (10%) of the lower of the two (2) valuations, then the two (2) valuation firms shall select a third valuation firm within five (5) Business Days after the two (2) valuation firms delivered their respective valuations to the Company.  The third valuation firm shall independently determine Fair Market Value.  The Fair Market Value as finally determined in accordance with this section shall be binding and conclusive on all Members and the Company.  The parties shall share equally the fees and expenses of any valuation firm they jointly name and of the valuation firm named by the two (2) valuation firms, if applicable.  Each party shall be responsible for the fees and expenses of the valuation firm named solely by that party.

Section 10.9                                Offset of Master Lease Obligation.  Upon the purchase by JF US of CenterPoint’s Membership Interest, or the redemption of CenterPoint’s Membership Interest in the Company, pursuant to Sections 9.12, 9.13, 9.14 or 10.2 of this Agreement, the any amount of any remaining obligation of CenterPoint to the Company pursuant to Section 3.3 of the Master Lease Agreement (if any) shall be offset and reduce the purchase price or redemption price otherwise payable to CenterPoint.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1                                Offset.  Whenever the Company is obligated to pay any sum to any Member, any amounts that such Member owes to the Company may be deducted from that sum before payment; provided that, the full amount that would otherwise be distributed as a Distribution to such Member shall be treated as a Distribution to such Member for purposes of adjusting such Member’s Capital Account pursuant to Section 4.1, followed by a repayment by such Member to the Company in satisfaction of such obligation.

Section 11.2                                Waiver of Certain Rights.  Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.

Section 11.3                                Indemnification and Reimbursement for Payments on Behalf of a Member.  If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including, without limitation, federal, state or local withholding taxes imposed with respect to any issuance of Membership Interests to a Member or any payments to a Member, federal withholding taxes with respect to foreign Persons, state personal property taxes, state personal property replacement taxes, state unincorporated business taxes, etc.), then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments).  At the option of the Board, either:

(A)                              promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (provided that the amount paid shall not be treated as a Capital Contribution); or

(B)                                the Company shall reduce distributions that would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement).

An Indemnifying Member’s obligation to make contributions to the Company under this Section 11.3 shall survive the termination, dissolution, liquidation and winding up of the Company and, for purposes of this Section 11.3, the Company shall be treated as continuing in existence.  The Company may pursue and enforce all rights and remedies it may have against each Indemnifying Member under this Section 11.3, including instituting a lawsuit to collect such contribution with interest calculated at Prime Rate plus five percentage points per annum (but not in excess of the highest rate per annum permitted by law).

Section 11.4                                Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and shall be deemed delivered:  (i) upon delivery if delivered in person; (ii) if mailed by deposit in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, or upon the date indicated in such return receipt; (iii) upon transmission if sent via telecopier, facsimile machine or electronic mail, with a confirmation copy sent via overnight mail or courier service, provided that either confirmation of such transmission by responding transmission or confirmation of such overnight delivery is received; or (iv) one (1) Business Day after deposit with a national overnight courier provided that confirmation of such overnight delivery is received.  All notices, requests and consents to be sent to a Member must be sent to or made at the address (or facsimile number) given for that Member on Schedule 3.2, or such other address (or facsimile number) as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices.  Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 11.5                                Public Announcements.  No Member shall make any public announcement or filing with respect to the transactions provided for herein without the prior Approval of the Board, unless such party has been advised by counsel such disclosure is required by applicable law.  To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made by the Board or any other party designated by the Board.

Section 11.6                                Entire Agreement.  This Agreement and other written agreements among the Members and their Affiliates relating to the Company of even date herewith constitute the entire agreement among the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

Section 11.7                                Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 11.8                                Amendment or Modification.  This Agreement and any provision hereof may be amended or modified from time to time only by a written instrument unanimously approved by all Members.  Notwithstanding the preceding sentence, the Board may amend and modify the provisions of this Agreement (including Article V) and Schedule 3.2 hereto to the extent necessary to reflect the admission or substitution of any Member permitted under this Agreement.

Section 11.9                                Severability.  Should any provision of this Agreement be held to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon each Member with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The Members further agree that any court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Members as embodied herein to the maximum extent permitted by law.  The Members expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

Section 11.10                          Successors and Assigns.  Except as otherwise provided herein, this Agreement is binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, administrators, executors, successors and permitted assigns.

Section 11.11                          Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 11.12                          Notice to Members of Provisions.  By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on the transfer set forth in Article IX) and (b) all of the provisions of the Certificate.

Section 11.13                          Remedies.  The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights at law or at equity existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement (and thus waive as defense that there is an adequate remedy at law), and that the Company or any Member may in his, her or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.

Section 11.14                          Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or entity, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.15                          Governing Law.  This Agreement is governed by and shall be construed in accordance with the law of the state of Delaware excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this agreement to the law of another jurisdiction.  In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Section 11.16                          WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.17                          Waiver of Certain Rights.  Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.

Section 11.18                          Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 11.19                          Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

Section 11.20                          Conflicts.  In the event of a direct conflict between the provision of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 11.21                          Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 11.22                          No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.23                          Organizational Expenses; Acquisition Costs.  The Company shall pay all fees and expenses incurred by or on behalf of the Company, or shall reimburse any Member or Affiliate of a Member for such fees and expenses, incurred in connection with the organization and formation of the Company; provided that, such organization and formation expenses shall include only the costs of forming the Company as a Delaware limited liability company (including any costs or filing documents or amendments with the Delaware Secretary of State), qualifying to do business in those jurisdictions in which the Company will do business and other filings with governmental authorities, but shall not include the costs incurred by the Members in negotiating this Agreement or the legal relationship created hereby.  Acquisition costs associated with the acquisition of the Property of the Company, whether under the Purchase Agreement or otherwise, shall be considered acquisition costs or expenses as those terms are used in this Agreement, including for purposes of the determination of Member Commitments, Capital Calls, and Investment Base of the Property of the Company; provided, however, that such acquisition costs shall be limited to costs customarily incurred in connection with the acquisition of like real estate, including costs of physical inspection, environmental reports, appraisals, transfer taxes, due diligence costs, financing fees, legal fees and other costs which are customarily capitalized in the cost of acquiring real property, but not including the costs incurred by the Members in negotiating this Agreement or the legal relationship created hereby or costs of JF US or its Affiliates related any private placement or public offering of securities to raise capital to invest in the Company.

Section 11.24                          Disclosure and Waiver of Conflict of Interest.  The Members hereby acknowledge and agree that (a) Wildman, Harrold, Allen & Dixon LLP (“Wildman”) has participated in the negotiations of this Agreement on JF US’s behalf and has represented, currently represents and expects to represent in the future JF US and its Affiliates; (b) Kirkland & Ellis LLP has participated in the negotiations of this Agreement on CenterPoint’s behalf and has represented, currently represents and expects to represent in the future CenterPoint and its Affiliates; (c) the Company has agreed to retain Wildman as counsel in connection with the Credit Facility, the Sale Agreement, the Master Lease Agreement, the Purchase Agreement and the Right of First Offer Agreement and other matters, and Wildman has advised the Members and the Officers that a conflict of interest exists; (d) the Members, the Officers and the Company have been informed and understand that the Illinois Code of Professional Responsibility, which governs attorney conduct in Illinois, requires Wildman to disclose this conflict and to obtain the Members’ and the Company’s consent in order for Wildman to represent JF US in connection with this Agreement and the Company in connection with the Credit Facility, the Sale Agreement, the Master Lease Agreement, the Purchase Agreement and the Right of First Offer Agreement and generally in the future; and (e) the Members acknowledge that they have been advised of the conflict.  Accordingly, the Members hereby consent to Wildman’s representations described above despite the fact that Wildman will continue to represent JF US and its Affiliates in connection with unrelated transactions.  In addition, the Members hereby agree that (i) in the event of a dispute between JF US or its Affiliates or the Company on the one part and CenterPoint or its affiliates on the other part, CenterPoint will not take any action to preclude Wildman from representing JF US or its Affiliates or the Company and advocating positions adverse to CenterPoint, and (ii) Section 6.3(B)(xxiii) shall not apply to the legal representation of CenterPoint by Wildman as described in this Section 11.24.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ Michael M. Mullen

Its:	Chief Executive Officer

By:	/s/ James N. Clewlow

Its:	Chief Investment Officer

JF US INDUSTRIAL PROPERTY TRUST, a Maryland real estate investment trust

By:	/s/ Adrian Harrington

Its:	President

By:	/s/ Adrienne Parkinson

Its:	Secretary

LIST OF SCHEDULES AND EXHIBITS

TO CENTERPOINT JAMES FIELDING, LLC OPERATING AGREEMENT

Schedule 3.2 – Members, Member Commitments and Sharing Percentages

Exhibit 1 – Credit Facility Financing Proposal

Exhibit 2 — Form of Management Agreement

Exhibit 3 – Form of Master Lease Agreement

Exhibit 4 – Form of Purchase Agreement (w/out Schedules)

Exhibit 5 – Form of Right of First Offer Agreement

Exhibit 6 – Form of Legal Opinion

Limited Liability Company Agreement

of

CENTERPOINT JAMES FIELDING, LLC

a Delaware Limited Liability Company

Dated as of April 6, 2005

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS.  SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

Section 1.1	Definitions
Section 1.2	Construction
Section 1.3	Including

ARTICLE II ORGANIZATION

Section 2.1	Formation
Section 2.2	Company Name
Section 2.3	Certificate of Formation, Etc.
Section 2.4	Term of the Company
Section 2.5	Registered Office; Registered Agent; Principal Office; Other Offices
Section 2.6	Purposes
Section 2.7	Powers of the Company
Section 2.8	Board Authority
Section 2.9	Foreign Qualification
Section 2.10	No State-Law Partnership

ARTICLE III MEMBERSHIP AND CAPITAL CONTRIBUTIONS

Section 3.1	Membership Interests
Section 3.2	Members
Section 3.3	No Liability of Members
Section 3.4	Capital Contributions to Fund Obligations under Purchase Agreement
Section 3.5	Additional Capital Contributions
Section 3.6	Security for Member Defaults with Respect to the Purchase Agreement
Section 3.7	Other Activities
Section 3.8	Credit Facility

ARTICLE IV CAPITAL ACCOUNTS

Section 4.1	Establishment and Determination of Capital Accounts
Section 4.2	Computation of Amounts
Section 4.3	Negative Capital Accounts
Section 4.4	Company Capital
Section 4.5	Adjustments to Book Value
Section 4.6	Compliance with Treasury Regulation Section 1.704-1(b)
Section 4.7	Transfer of Capital Accounts

ARTICLE V DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1	Generally
Section 5.2	Distributions of Distributable Cash
Section 5.3	Computation of Performance Return
Section 5.4	Final Payment of Performance Return
Section 5.5	Allocation of Profits and Losses
Section 5.6	Regulatory and Special Allocations
Section 5.7	Tax Allocations
Section 5.8	Section 754 Election

ARTICLE VI MANAGEMENT POWER, RIGHTS AND DUTIES

Section 6.1	Management by the Board
Section 6.2	Officers
Section 6.3	Authority of Officers; Restrictions on Certain Actions
Section 6.4	Limitation on Authority of Members
Section 6.5	Meetings of and Voting by Members
Section 6.6	Power of Attorney
Section 6.7	Authorization of Certain Agreements
Section 6.8	Annual Operating Budget
Section 6.9	Reporting Requirements
Section 6.10	Right of First Offer with respect to Company Property

ARTICLE VII EXCULPATION AND INDEMNIFICATION

Section 7.1	Performance of Duties; No Liability of Officers
Section 7.2	Confidential Information
Section 7.3	Transactions Between the Company and the Members
Section 7.4	Right to Indemnification
Section 7.5	Advance Payment
Section 7.6	Indemnification of Agents
Section 7.7	Appearance as a Witness
Section 7.8	Nonexclusivity of Rights
Section 7.9	Insurance
Section 7.10	Savings Clause
Section 7.11	Limited Liability

ARTICLE VIII TAXES

Section 8.1	Tax Returns
Section 8.2	Tax Matters Partner
Section 8.3	Reserves

ARTICLE IX TRANSFERS AND OTHER EVENTS

Section 9.1	Transfer of Interest
Section 9.2	Permitted Transfer

Schedule 3.2

The Member Commitments of each Member with respect to the Tranches shall be as follows:

Member	Tranche I	Tranche II	Tranche III	Tranche IV	Sharing Percentages
CenterPoint Properties Trust 1808 Swift Drive OakBrook, Illinois 60523 Attn: Mr. James N. Clewlow Fax No: (630) 586-8010 E-mail: jclewlow@centerpoint-prop.com	(0.05) x [Tranche I Equity]	0	0	(0.05) x [Tranche IV Equity]	5%

JF US Industrial Property Trust c/o Mirvac Group Level 5, 40 Miller Street North Sydney, NSW 2000 Australia Attn: Mr. Ben Hindmarsh Fax No: (61-2) 9004-8462 Email: benhindmarsh@mirvac.com.au	(0.95) x [Tranche I Equity]	0	0	(0.95) x [Tranche IV Equity]	95%